UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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THE PMI GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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INVITATION TO ANNUAL MEETING

OF STOCKHOLDERS

THE PMI GROUP, INC.

April 11, 2007

Dear Stockholder,

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of The PMI Group, Inc. to be held on Thursday, May 17, 2007, at 9:00 a.m. Pacific daylight time, at our headquarters located at 3003 Oak Road in Walnut Creek, California.

We look forward to greeting our stockholders. As explained in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, the purposes of the meeting are:

1.	The election of directors.

2.	The ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2007.

3.	Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote FOR the nominees for director identified in the Proxy Statement and FOR ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm.

At the meeting, we will report on our business and there will be an opportunity for you to ask questions.

WHETHER OR NOT YOU EXPECT TO ATTEND, TO ENSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD PROMPTLY. STOCKHOLDERS OF RECORD MAY ALSO GIVE THEIR PROXY BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY CARD. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME BEFORE IT IS VOTED AND STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.

/s/ W. Roger Haughton
W. Roger Haughton
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The PMI Group, Inc., a Delaware corporation, will be held on Thursday, May 17, 2007, at 9:00 a.m. Pacific daylight time, at our headquarters located at 3003 Oak Road, Walnut Creek, California 94597, for the following purposes:

1.	To elect directors to serve until the next annual election and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 30, 2007 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Victor J. Bacigalupi
Victor J. Bacigalupi
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary

April 11, 2007

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY COMPLETE,

SIGN, DATE AND RETURN YOUR PROXY CARD.

PROXY STATEMENT

This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about April 11, 2007 in connection with the solicitation of proxies on behalf of the Board of Directors of The PMI Group, Inc., a Delaware corporation (“PMI” or the “Company”), for use at the Annual Meeting of Stockholders to be held Thursday, May 17, 2007 at 9:00 a.m. Pacific daylight time at our headquarters located at 3003 Oak Road, Walnut Creek, California and at any adjournment or postponement thereof (the “Annual Meeting”).

Our principal executive office is located at 3003 Oak Road, Walnut Creek, California 94597. The telephone number at that address is (925) 658-7878.

RECORD DATE AND SHARES OUTSTANDING.    The record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting is March 30, 2007 (the “Record Date”). As of the close of business on that date, approximately 86,834,904 shares of common stock were outstanding and eligible to vote at the Annual Meeting.

REVOCABILITY OF PROXIES.    A proxy is revocable by written notice delivered to the Secretary of PMI at our principal executive office at any time before it is voted and may also be revoked by signing and delivering a proxy with a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION.    For each matter that may come before the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock registered in the stockholder’s name as of the close of business on the Record Date. The Chairman of the Board will announce the opening and closing of the polls during the Annual Meeting. Proxies must be received prior to the closing of the polls in order to be counted. Instead of submitting a signed proxy card, stockholders of record may submit their proxies by telephone using the control number and instructions accompanying the proxy card. Telephonic voting may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian. The enclosed proxy is solicited by our Board of Directors. If the proxy is properly executed and returned, and choices are specified, the shares represented thereby will be voted at the Annual Meeting in accordance with those instructions. If no choices are specified, a properly executed proxy will be voted as follows:

FOR –	Election to the Board of the 13 individuals nominated by the Board of Directors;

FOR –	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2007; and

Any other business that may properly come before the meeting will be voted at the discretion of the proxy holder.

A quorum is necessary to conduct the business of the Annual Meeting. The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by PMI to act as election inspectors for the Annual Meeting. Withhold votes, abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial stockholder and your broker holds your shares in its name, under the current rules of the New York Stock Exchange and the Nasdaq Stock Market the broker is generally permitted to vote your shares on the election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from you.

A plurality of the votes cast is required for the election of directors (Item 1). This means that the 13 nominees who receive the most votes will be elected to the 13 open directorships even if they get less than a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the vote on this Item. Under The PMI Group, Inc. Board of Directors Guidelines on Significant Corporate Governance Issues (“Governance Guidelines”), if a nominee receives a greater number of withhold votes than affirmative votes, the nominee must submit his or her resignation for the Board’s consideration promptly following certification of the shareholder vote. See Section 22 of the Governance Guidelines attached to this Proxy Statement in Appendix A.

The affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the matter is required for the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm (Item 2). Abstentions will effectively count as a vote against ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote on this matter.

If you are a participant in our Savings and Profit Sharing Plan or Alternate 401(k) Plan (together, the “401(k) Plans”), you will receive a separate proxy that applies to the shares you own through the 401(k) Plans. Your proxy will serve as a voting instruction for the 401(k) Plans’ trustees. If no choices are specified, a properly executed proxy will be voted by the 401(k) Plans’ Investment Committees. If you own shares through the 401(k) Plans and you do not vote, the 401(k) Plans’ Investment Committees will vote those shares.

The cost of this solicitation will be borne by PMI. MacKenzie Partners, Inc. has been retained by PMI to assist in the solicitation of proxies at an estimated fee of $6,000 plus reimbursement of reasonable expenses. In addition, PMI may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in mailing solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, but we will not additionally compensate our directors, officers or other employees for these services. Solicitation may be conducted in person, by telephone, by email, by facsimile or by any other means of communication.

Our Annual Report to Stockholders for the year ended December 31, 2006 has been mailed with this document. Stockholders should refer to the Annual Report to Stockholders for financial and other information about our activities. However, the Annual Report to Stockholders is not incorporated by reference into this Proxy Statement and is not to be deemed a part of this Proxy Statement.

Our bylaws, and proxy rules promulgated by the Securities and Exchange Commission (“SEC”), provide that stockholders may submit nominations for directors at an annual meeting if they comply with certain requirements. Any nomination for director submitted by a stockholder must have been received by the Secretary of PMI at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting to be considered timely. PMI did not receive any nominations for directors from stockholders. Stockholders were also entitled to present proposals for inclusion in our Proxy Statement and form of proxy for the Annual Meeting by writing to the Secretary of PMI by December 13, 2006. Stockholders who wished to submit proposals or director nominations not included in the Proxy Statement and proxy must have done so between January 18, 2007 and February 17, 2007. PMI did not receive any proposals from stockholders for the Annual Meeting.

ITEM 1:    ELECTION OF DIRECTORS

Thirteen directors are to be elected at the Annual Meeting. W. Roger Haughton, Chairman of the Board and retired Chief Executive Officer, informed the Board of his intention to retire from the Board of Directors at the end of his current term. Accordingly, the Board of Directors has not re-nominated Mr. Haughton to stand for re-election. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the 13 nominees named below. All of the nominees are presently directors of the Company. Each person elected will serve a one-year term as a director until the next annual meeting and until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Each nominee has consented to being named in this Proxy Statement and has indicated a willingness to serve if elected. However, if at the Annual Meeting any of the nominees named below is not available to serve as a director (an event that the Board of Directors does not anticipate), the proxies will be voted for the election of such other person or persons as the proxy holders may designate, unless the Board of Directors, in its discretion, reduces the number of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE NOMINEES NAMED BELOW, AND UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE PROXY WILL BE VOTED FOR THE NOMINEES.

NOMINEES FOR DIRECTOR OF PMI. Set forth below is certain information for each nominee, based on data furnished by them.

MARIANN BYERWALTER, 46, has been one of our directors since May 2001. Ms. Byerwalter is currently Chairman of JDN Corporate Advisory LLC, a privately-held advisory services firm. Ms. Byerwalter served as Chief Financial Officer and Vice President for Business Affairs of Stanford University from February 1996 through February 2001. Prior to joining Stanford University, she was a partner and co-founder of America First Financial Corporation from 1987 through January 1996. Ms. Byerwalter was also the Chief Operating Officer, Chief Financial Officer and a director of America First Eureka Holdings, the holding company for EurekaBank, a publicly-traded institution. She was the Chief Financial Officer of EurekaBank from 1993 to 1996 and was a member of its board of directors from 1988 until the company was sold in 1998. Ms. Byerwalter currently serves on the boards of certain investment companies affiliated with Charles Schwab Corp., Redwood Trust, Inc., Pacific LifeCorp and Burlington Capital. She serves as a director and as Chairman of the board of the Stanford Hospital & Clinics and a director and Chair of the audit committee of the Lucile Packard Children’s Hospital. She also serves on the board of trustees of Stanford University. She is Vice Chair of our Audit Committee.

DR. JAMES C. CASTLE, 70, has been one of our directors since May 1997. Dr. Castle is currently President and Chief Executive Officer of Castle Information Technologies, LLC, a provider of information technology and board of director consulting services. Dr. Castle was Chairman and Chief Executive Officer of DST Systems of California, Inc. (formerly known as USCS International, Inc.) from 1992 until he retired in April 2002. Dr. Castle served as Chief Executive Officer and director of Teradata Corporation from August 1991 through April 1992. Dr. Castle also serves on the boards of Southwest Water Co. and VeriFone Holdings, Inc. He is a member of our Audit Committee.

CARMINE GUERRO, 65, has been one of our directors since August 2002. Mr. Guerro has been Chairman of Grosvenor Americas Limited, a private property development and investment company, since March 2002. Prior thereto, he was a partner at PricewaterhouseCoopers for 26 years, holding a variety of positions including Vice Chairman of Client Service and Managing Partner of the Western Region. He was also a member of the Executive Committee of the firm. Mr. Guerro’s past civic board affiliations include President of the International Diplomacy Council of the Bay Area, Chairman of the University of California at Berkeley Business School Professional Accounting Program and member of the board of directors for the Bay Area Council. He is Chair of our Audit Committee and a member of our Governance and Nominating Committee.

WAYNE E. HEDIEN, 73, has been one of our directors since January 1995 and was a director of PMI Mortgage Insurance Co. (“PMI US”) from February 1983 through May 1990 and from April 1992 through January 1995.

Mr. Hedien was the Chairman of the Board of Allstate Insurance Company from July 1989 through December 1994 and was elected to the same position with The Allstate Corporation in March 1993 in preparation for The Allstate Corporation’s initial public offering. He held a variety of senior executive positions with Allstate Insurance Company and its affiliates prior to his retirement in December 1994. He is also a Life Trustee of the Field Museum of Chicago and on the Dean’s Advisory Board of the Kellogg School of Management. He is Chair of our Governance and Nominating Committee and a member of our Investment and Finance Committee.

LOUIS G. LOWER II, 61, has been one of our directors since May 2001. Mr. Lower has been President and Chief Executive Officer and a director of Horace Mann Educators Corporation, a multiline insurance corporation focusing on the retirement planning and personal insurance needs of the educational community, since February 2000. Before joining Horace Mann, Mr. Lower served as Chairman and Chief Executive Officer of Allstate Life Insurance Company and was a director of Allstate Insurance Company, Allstate Life Insurance Company and Allstate Federal Savings Bank. Prior to being elected Chairman of Allstate Life Insurance Company in 1999, Mr. Lower served as that company’s President and Chief Executive Officer from 1990 and as Senior Vice President, Treasurer and Chief Investment Officer of both Allstate Life Insurance Company and Allstate Insurance Company from 1986 to 1989. Mr. Lower joined Allstate Insurance Company in 1976 and held a number of positions prior to becoming Executive Vice President in 1989. Mr. Lower also serves on the boards of directors of the National Education Association Foundation for the Improvement of Education, the Abraham Lincoln Presidential Library and Museum, and Memorial Health System. He is a director of Insurance Marketplace Standards Association and the Illinois Life Insurance Council. Mr. Lower is also past Chairman of Life Office Management Association and has served on the boards of the American Council of Life Insurers, Life Insurance Marketing and Research Association, Inc., Life Underwriter Training Counsel, National Association of Variable Annuities, and the American College. He is Vice Chair of our Compensation Committee and a member of our Investment and Finance Committee.

RAYMOND L. OCAMPO JR., 54, has been one of our directors since May 1999. He has served as President and Chief Executive Officer of Samurai Surfer LLC, a private consulting and investment company, since April 2004. Mr. Ocampo co-founded the Berkeley Center for Law & Technology and served as Executive Director from August 1997 through December 1999. Mr. Ocampo was Senior Vice President, General Counsel and Secretary at Oracle Corporation from September 1990 until his retirement in November 1996. Mr. Ocampo joined Oracle in July 1986 and held various senior and executive positions with Oracle until retirement. Mr. Ocampo is a member of the board of directors of CytoGenix, Inc., Intraware, Inc. and Keynote Systems, Inc. He is Chair of our Compensation Committee and a member of our Governance and Nominating Committee.

JOHN D. ROACH, 63, has been one of our directors since May 1997. Mr. Roach has served as the Chairman and Chief Executive Officer of Stonegate International, a private investment and advisory services firm, since 2001. From 2002 until 2006, he also served as Chairman of Unidare U.S., the North American subsidiary of Unidare plc, a public Irish company and a leading wholesaler of maintenance, repair and operation supplies and products to the welding, safety and industrial markets. He was also the Founder of Builders FirstSource, and served as its Chairman, President and Chief Executive Officer from October 1997 to 2001. Prior to founding Builders FirstSource, he was the Chairman, President and Chief Executive Officer of Fibreboard Corporation. From 1987 to 1991, Mr. Roach held senior positions with Manville Corporation, having served as Executive Vice President—Operations, President of Building Products Operations and Chief Financial Officer. Prior to joining Manville, Mr. Roach was a strategy consultant and senior officer of Braxton Associates, Booz Allen Hamilton and The Boston Consulting Group. Mr. Roach currently serves on the boards of URS Corporation and several private companies. Mr. Roach has previously served on the boards of directors of Fibreboard, Magma Power, Thompson PBE, the American Stock Exchange, NCI Building Systems, Washington Group International, Material Sciences and Kaiser Aluminum Corporation. He is a member of our Audit Committee.

DR. KENNETH T. ROSEN, 58, has been one of our directors since January 1995 and was a director of PMI US from October 1993 through January 1995. Dr. Rosen has been Chairman of the Fisher Center for Real Estate & Urban Economics at the University of California at Berkeley (“UCB”) since 1979. He was a Professor of Business Administration at the Haas School of Business at UCB from July 1978 until he retired in September 2005. He is also Chairman of the Rosen Consulting Group, a real estate and mortgage market consulting firm. Dr. Rosen serves as the Chairman of Rosen Real Estate Securities. Dr. Rosen is also on the board of directors of Avatar Holdings, Inc. He is Chair of our Investment and Finance Committee and a member of our Governance and Nominating Committee.

STEVEN L. SCHEID, 53, has been one of our directors since August 2002. Mr. Scheid currently serves as the Chairman of the Board of Janus Capital Group, Inc. (“Janus”). From April 2004 until December 31, 2005, Mr. Scheid served as Chief Executive Officer and Chairman of the Board of Janus. Mr. Scheid joined the Janus board in December 2002 and was appointed Chairman in January 2004. Mr. Scheid served as Vice Chairman of The Charles Schwab Corporation and President of Schwab’s retail group from 2000 to 2002. Prior thereto, Mr. Scheid headed Schwab’s financial products and services group and was the firm’s Chief Financial Officer from 1996 through 1999. Mr. Scheid also serves on the board of directors of Autodesk, Inc. From 2001 to 2002, Mr. Scheid served on the Federal Advisory Council, which provides oversight to the Federal Reserve Board, Washington, D.C. The appointment was made by the 12th District Federal Reserve Bank. Mr. Scheid is Vice Chair of our Investment and Finance Committee and a member of the Compensation Committee.

L. STEPHEN SMITH, 57, has been one of our directors since February 2002. He has been the Chief Executive Officer of PMI since June 2006 and President and Chief Operating Officer of PMI since September 1998. He has served as Chief Executive Officer of PMI US since January 2004. He was President and Chief Operating Officer of PMI US from September 1998 to June 2006. Prior thereto, he held various executive positions with the Company. Mr. Smith joined us in 1979. He is currently the President of the Mortgage Insurance Companies of America, the trade association for the mortgage insurance industry. He also serves on the board of the National Association of Hispanic Real Estate Professionals and the Fannie Mae National Housing Advisory Council. He is also a member of the National Association of Home Builders’ Roundtable. He is a member of our Financial Guaranty Oversight Committee.

JOSÉ H. VILLARREAL, 54, has been one of our directors since May 2005. He has been a partner at the law firm, Akin Gump Strauss Hauer & Feld LLP, since July 1994. He served on the board of directors of Wal-Mart Stores, Inc., from 1998 to 2006, and from 1993 to 1999 served as a presidential appointee to the board of directors of Fannie Mae. He currently serves as Chairman of the board of the New America Alliance, an organization of leading Latino business leaders dedicated to philanthropy, and previously served as Chairman of the board of the National Council of La Raza and Vice-Chairman of the board of the Congressional Hispanic Caucus Institute. In 2000, he served as national treasurer of the Gore-Lieberman presidential campaign. He is a member of our Investment and Finance Committee.

MARY LEE WIDENER, 68, has been one of our directors since January 1995 and was a director of PMI US from October 1993 through January 1995. Ms. Widener has been President, Chief Executive Officer and a member of the board of directors of Neighborhood Housing Services of America since May 1974. Prior to the end of two four-year terms on December 31, 2003, Ms. Widener served as Chairman of the board of directors of the Federal Home Loan Bank of San Francisco. She is a member of the boards of directors of the S. H. Cowell Foundation, Operation Hope, The First American Corporation and Social Compact. She is a member of our Audit Committee and our Investment and Finance Committee.

RONALD H. ZECH, 63, has been one of our directors since May 1998. He retired in October 2005 as Chairman of GATX Corporation, a leading provider of lease financing and related services to customers operating rail, marine and other targeted assets. Mr. Zech was elected Chairman of GATX Corporation in April 1996, Chief Executive Officer in January 1996, and President in July 1994, serving as President through October 2004, and as Chief Executive Officer through April 2005. Mr. Zech is also on the board of directors of McGrath RentCorp. He is the Chair of our Financial Guaranty Oversight Committee and a member of our Compensation Committee and Governance and Nominating Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS OF PMI.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES.    Our Board of Directors Guidelines on Significant Corporate Governance Issues (“Governance Guidelines”) are attached to this Proxy Statement as Appendix A. Our corporate governance materials, including the Governance Guidelines and key committee charters, are published in the corporate governance section of our website under “investor relations” at www.pmigroup.com and are available in print to any stockholder upon written request to the Secretary of the Company. Our Board and Board committees regularly review corporate governance developments and modify the Governance Guidelines, charters and practices as warranted. Any modifications are reflected on our website. Information contained on our website is not deemed incorporated into this Proxy Statement.

DIRECTOR INDEPENDENCE.    For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with PMI. The Board has established guidelines to assist it in determining director independence which are consistent with the independence requirements in the listing standards (“NYSE standards”) of the New York Stock Exchange, on which the common stock of PMI is listed. The independence guidelines, which are set forth in Appendix A to the Governance Guidelines, include categorical standards of independence based upon what the Board considers to be immaterial relationships or transactions. Applying these guidelines, the Board determined that eleven current directors are independent: Mariann Byerwalter, Dr. James C. Castle, Carmine Guerro, Wayne E. Hedien, Louis G. Lower II, Raymond L. Ocampo Jr., John D. Roach, Dr. Kenneth T. Rosen, Steven L. Scheid, Mary Lee Widener and Ronald Zech. Accordingly, the majority of the members of the Board of Directors are independent. All members of the Audit, Compensation and Governance and Nominating committees of the Board are independent directors. Members of the Audit Committee satisfy additional SEC independence requirements. The Board determined that Richard L. Thomas was independent prior to his retirement from the Board in 2006.

In the course of the Board’s determinations regarding the independence of non-management directors, the Board considered that PMI, in the ordinary course of business, provides mortgage insurance coverage and receives mortgage insurance premiums with respect to residential mortgage loans originated or purchased by a non-profit organization for which Ms. Widener is President and Chief Executive Officer. The Board also considered several donations that PMI or The PMI Foundation made in 2006 to other non-profit organizations for which Messrs. Ocampo and Rosen and Ms. Widener serve as directors or are otherwise affiliated. All of these relationships were immaterial under the Board’s guidelines and categorical standards of independence and, accordingly, the Board determined that none of these relationships impaired the independence of the applicable director. Mr. Villarreal is deemed to be not independent pursuant to New York Stock Exchange listed company rule 303A.02(iii)(C), which provides that a director is not independent if the director has “an immediate family member who is a current employee of [the listed company’s internal auditor] and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.” An immediate family member of Mr. Villarreal is employed in the audit practice of Deloitte & Touche LLP, a firm that provides certain internal audit services to PMI. The family member has not and does not work on any matters relating to PMI. Mr. Villarreal is not a member of the Audit Committee, Governance and Nominating Committee or Compensation Committee and will not serve on those committees while he is deemed not to be independent under NYSE standards.

CODE OF ETHICS.    All directors, officers and employees of PMI must act ethically at all times and in accordance with PMI’s Code of Business Conduct and Ethics. This Code and other related documents are published in the corporate governance section of our website under “investor relations” at www.pmigroup.com. These documents and annual CEO certification regarding compliance with listing requirements that is submitted to the NYSE are available in print to any stockholder upon written request to the Secretary of the Company.

BOARD OF DIRECTORS.    The Board of Directors held six meetings during 2006. Pursuant to the Board’s Governance Guidelines, directors are expected to attend our annual stockholders’ meeting, Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During 2006, each director attended at least 75% of the Board meetings and meetings of committees of which he or she is a member. All of the directors attended the 2006 Annual Meeting. Non-employee directors meet in executive session without any management directors or employees present at each regularly scheduled Board meeting. The Chair of the Governance and Nominating Committee is the presiding director at these meetings.

The Board of Directors has established an Audit Committee, a Compensation Committee, a Governance and Nominating Committee, an Investment and Finance Committee and a Financial Guaranty Oversight Committee. The Board has appointed only independent directors to the Audit, Compensation and Governance and Nominating committees.

AUDIT COMMITTEE.    Our Board of Directors has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, which defines such a committee as one with the purpose of overseeing the accounting and financial reporting processes, and audits of the financial statements, of the issuer. The Audit Committee consists of Carmine Guerro, Chair, Mariann Byerwalter, Vice Chair, Dr. James C. Castle, John D. Roach, and Mary Lee Widener. The Audit Committee held eleven meetings in 2006. Information regarding the functions performed by the Audit Committee is set forth in the Audit Committee Report, included in this Proxy Statement, and the Audit Committee Charter, included in this Proxy Statement as Appendix B and published in the corporate governance section of our website at www.pmigroup.com. The Board of Directors has determined that Ms. Byerwalter and Messrs. Guerro, Castle and Roach are “audit committee financial experts” within the meaning of applicable SEC rules. The Audit Committee meets in executive session at regularly scheduled meetings.

COMPENSATION COMMITTEE.    The Compensation Committee consists of Raymond L. Ocampo Jr., Chair, Louis G. Lower II, Vice Chair, Steven L. Scheid and Ronald H. Zech. The Compensation Committee held four meetings in 2006 and met in executive session at each meeting. The Compensation Committee oversees PMI’s compensation programs and reviews and approves all compensation actions relating to the Chief Executive Officer. The Compensation Committee also reviews and sets base salary levels, annual incentive awards and long-term incentives for those officers who have company-wide authority with salaries exceeding certain levels or who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The Compensation Committee periodically retains independent advisors as it deems necessary. The role of the Compensation Committee is described in greater detail below in the section entitled “Executive Compensation—Compensation Discussion and Analysis.” The Compensation Committee’s Report on executive compensation is included in this Proxy Statement. The Compensation Committee’s Charter is published in the corporate governance section of our website at www.pmigroup.com.

GOVERNANCE AND NOMINATING COMMITTEE.    The Governance and Nominating Committee consists of Wayne E. Hedien, Chair, Carmine Guerro, Raymond L. Ocampo Jr., Dr. Kenneth T. Rosen and Ronald H. Zech. The Governance and Nominating Committee held four meetings in 2006. The committee develops and monitors our corporate governance practices and procedures and monitors the responsibilities of Board members, in consultation with the Chairman of the Board. It also makes periodic reports to the Board of Directors regarding our governance practices. The Governance and Nominating Committee assists the Board of Directors in its assessment of the Chief Executive Officer, and assists the Chairman in the annual self-assessment process for the Board of Directors. It advises the Board with respect to the size and composition of the Board and recommends prospective directors to assist in creating a balance of knowledge, experience and capability on the Board. The committee also makes recommendations to the Board regarding director compensation and reviews potential related party transactions. The Governance and Nominating Committee’s Charter is published in the corporate governance section of our website at www.pmigroup.com.

The Governance and Nominating Committee will consider all stockholder recommendations for candidates for the Board. Such recommendations should be sent to the Governance and Nominating Committee, c/o Corporate Secretary, The PMI Group, Inc., 3003 Oak Road, Walnut Creek, California 94597, should include the candidate’s qualifications and other relevant biographical information, and should provide confirmation of the candidate’s consent to serve as a director. In addition to considering candidates suggested by stockholders, the Governance and Nominating Committee considers potential candidates recommended by current directors and others. The Governance and Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Governance and Nominating Committee determines whether the candidate meets minimum qualifications and possesses specific qualities and skills for directors, and whether requesting additional information or an interview is appropriate. The Governance and Nominating Committee presents its recommended nominees to the Board.

The Governance and Nominating Committee’s minimum qualifications and specific qualities and skills required for directors, and additional information on its procedures, are set forth in Sections 18 and 19 of our Governance Guidelines in Appendix A. The minimum qualifications generally include the highest standards of personal character, the intent and ability to act in the best interests of shareholders, leadership experience, sound judgment, sufficient availability to serve and the absence of conflicts of interest. The Governance and Nominating Committee did not engage a third party consultant to identify potential candidates in 2006 or to date in 2007.

INVESTMENT AND FINANCE COMMITTEE.    The Investment and Finance Committee consists of Dr. Kenneth T. Rosen, Chair, Steven L. Scheid, Vice Chair, Louis G. Lower II, Wayne E. Hedien, Mary Lee Widener and José H. Villarreal. The Investment and Finance Committee held five meetings in 2006. The Investment and Finance Committee oversees our investment portfolio and reviews our capital structure, investment policies, insurance program and other financial matters. The Investment and Finance Committee also sets our dividend policy, recommends to the Board of Directors the amount and timing of dividends and provides oversight of the work of the pension plan administrative committee.

FINANCIAL GUARANTY OVERSIGHT COMMITTEE.    The Financial Guaranty Oversight Committee consists of Ronald H. Zech, Chair, W. Roger Haughton and L. Stephen Smith. The Financial Guaranty Oversight Committee held four meetings in 2006. The Financial Guaranty Oversight Committee oversees our investment in FGIC Corporation.

COMMUNICATING WITH THE BOARD OF DIRECTORS.    The Board of Directors welcomes communications from stockholders and other interested parties. Third parties may communicate with the Board, its committees, or any individual director by writing to the director(s) at the address of our headquarters, care of our General Counsel, calling (866) 525-5213, or sending an email to directors@pmigroup.com. All such communications will be received by the General Counsel, who will promptly forward communications to the appropriate director or Board committee.

DIRECTORS’ COMPENSATION AND BENEFITS

Directors who are employees of PMI or its subsidiaries do not receive additional compensation for their services as directors. Annual cash retainer fees for non-employee directors are set forth in the following table. Annual retainer fees are paid in quarterly installments.

Non-Employee Director Annual Cash Retainer Fees
Board Members	$60,000
Chair of the Audit Committee	$15,000
Each Chair of the Compensation, Governance and Nominating and Investment and Finance Committees	$10,000
Members of the Financial Guaranty Oversight Committee	$70,000

Mr. Haughton also receives a $50,000 annual cash retainer for his services as Chairman of the Board. In connection with these services, he has been provided with an office, parking, cell phone service and computer, and administrative services. See the Summary Compensation Table for information on his compensation.

Non-employee directors also receive quarterly, non-discretionary stock unit grants pursuant to the PMI Amended and Restated Equity Incentive Plan (“Equity Incentive Plan”). The quarterly grants consist of that number of stock units which, when multiplied by the market price per share of our common stock on the date of the award, equals $25,000. Pursuant to the terms of the Equity Incentive Plan, the grants are made the first business day on or after the fifteenth of each of January, April, July and October. In 2006 and prior years, the units were valued based upon the average of the high and low market prices of PMI’s common stock on the date of grant. The stock units, which accrue dividends expressed in units when dividends are paid on PMI common stock, vest upon the earlier of cessation of Board service due to retirement, death, disability, resignation or non-reelection to the Board, or the fifth anniversary of the award date. Upon vesting, the units are paid in shares of common stock, on the basis of one share for each stock unit. In addition, a non-employee director may elect to defer the payout of his or her stock units in accordance with PMI’s Equity Incentive Plan.

Under PMI’s 2005 Directors’ Deferred Compensation Plan (which also refers to its predecessor plan), each non-employee director may defer receipt of his or her retainer fees. The minimum permitted deferral is $5,000. All amounts deferred are deemed to be invested in common stock equivalents. On any date, the value of each common stock equivalent will equal the fair market value of a share of our common stock, including reinvestment of any dividends. At the time a director makes a deferral election, he or she must also elect the time and method for payment of the deferred amounts. Common stock equivalents are paid in cash.

All directors have entered into indemnification agreements with the Company pursuant to which the Company is obligated to provide defense and indemnification, including advancement of expenses, in the event that certain claims are asserted against the covered individuals. The Company also provides directors’ and officers’ liability insurance for its directors and officers. Directors are also reimbursed for reasonable expenses relating to their attendance at Board and committee meetings and their spouses’ attendance at PMI’s annual off-site meeting of the Board of Directors. See the 2006 Director Compensation table and note 4 to the table, below, for information about particular director compensation arrangements.

DIRECTORS’ STOCK OWNERSHIP GUIDELINES.    In order to more closely align the interests of non-employee directors with those of our stockholders, the Board of Directors established stock ownership guidelines for all non-employee directors. The desired level of stock ownership is to be achieved over a period of five years from the date of first election or appointment as a director. Non-employee directors are expected to own common stock of PMI that has a market value equal to a minimum of five times a director’s annual retainer fee for Board service ($300,000). Stock owned for purposes of the guidelines includes: (a) shares purchased in the open market or upon the exercise of options, including shares held in a retirement plan, (b) stock awarded under PMI’s former Stock Plan For Non-Employee Directors, (c) stock and stock units awarded under the Equity

Incentive Plan, (d) common stock equivalents held in the 2005 Directors’ Deferred Compensation Plan, and (e) vested stock options that have an exercise price below the current market price for our common stock (and such vested options are valued at the amount by which the market price of our common stock exceeds the option’s exercise price). PMI prohibits directors from engaging in speculative trading.

As of March 23, 2007, non-employee directors had met the following percentages of the target amount under our stock ownership guidelines based on the closing price of our common stock on that date of $45.45 per share:

Name	Years of Service[1]	Percentage of Guideline
Ms. Byerwalter	6	203%
Dr. Castle	10	180%
Mr. Guerro	5	174%
Mr. Haughton	12	7,984%
Mr. Hedien	12	680%
Mr. Lower	6	299%
Mr. Ocampo	9	525%
Mr. Roach	10	468%
Dr. Rosen	12	559%
Mr. Scheid	5	200%
Mr. Villarreal[2]	2	61%
Ms. Widener	12	222%
Mr. Zech	9	560%

[1]	Through May 17, 2007.

[2]	Mr. Villarreal was first elected as a director May 19, 2005.

2006 Director Compensation

Name[1]	Fees Earned or Paid in Cash ($)	Stock Awards ($)[2]	Option Awards ($)[3]	All Other Compensation ($)[4]	Total ($)
Mariann Byerwalter	$60,000	$100,887	$0	$—	$160,887
Dr. James C. Castle	60,000	100,887	0	—	160,887
Carmine Guerro	75,000	100,887	0	—	175,887
Wayne E. Hedien	66,181	100,887	0	18,434	185,502
Louis G. Lower II	60,000	100,887	0	—	160,887
Raymond L. Ocampo Jr.	70,000	100,887	0	—	170,887
John D. Roach	60,000	100,887	0	—	160,887
Dr. Kenneth T. Rosen	70,000	100,887	0	—	170,887
Steven L. Scheid	60,000	100,887	0	—	160,887
Richard L. Thomas[5]	26,750	50,384	0	—	77,134
José H. Villarreal	60,000	100,429	0	—	160,429
Mary Lee Widener	60,000	100,887	0	—	160,887
Ronald H. Zech	130,000	100,887	0	—	230,887

[1]

Because Mr. Haughton served as Chief Executive Officer of PMI for a portion of the year 2006, the compensation paid to him as Chairman of the Board and as a non-management director following his retirement as CEO is contained in the Summary Compensation Table below.

[2]

This column represents the aggregate costs recognized in the Company’s 2006 consolidated financial statements for director stock units granted in 2006 and prior years. Pursuant to SEC rules, the costs for the awards were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123R (“FAS 123R”), and exclude the impact of estimated forfeitures related to service-based vesting conditions, if any. There were no forfeitures of equity awards to directors in 2006. The amounts in this column reflect the Company’s accounting expense for the stock awards, and do not correspond to the actual value that will be recognized by the director. Each director other than Mr. Thomas received the following directors’ stock unit awards in 2006:

Grant Date	Number of Units	Grant Date Fair Value (in accordance with FAS 123R)
January 17, 2006	583.908	$25,000
April 17, 2006	551.329	$25,000
July 17, 2006	584.112	$25,000
October 16, 2006	560.224	$25,000

Mr. Thomas received the first and second grants prior to his retirement from the Board. Dividends are paid in-kind on the stock units. Each director listed above held 5,658 directors’ stock units at December 31, 2006, with the exception of Mr. Thomas who, due to his retirement and settlement of the units in May, held none, and Mr. Villarreal who was elected in May 2005 and held 3,470 units.

[3]

No stock options were granted to directors in 2006. The Company did not recognize any costs in 2006 relating to stock option awards to directors. The following directors and former director held options to purchase the indicated numbers of shares of PMI common stock at December 31, 2006: Ms. Byerwalter—23,250, Mr. Guerro—8,125, Mr. Hedien—42,750, Mr. Lower—23,250, Mr. Ocampo—34,250, Mr. Roach—26,250, Dr. Rosen—42,750, Mr. Scheid—8,125, Mr. Thomas—42,750, Ms. Widener—23,250, and Mr. Zech—42,750.

[4]

We value perquisites at the cost actually paid by PMI. For Mr. Hedien, the amount represents expenses paid or reimbursed by PMI, chiefly airfare, relating to the attendance of Mr. Hedien’s spouse, at the request of PMI, at PMI’s annual off-site meeting of the Board of Directors and PMI-sponsored customer and other business functions. PMI will provide tax reimbursement to Mr. Hedien in 2007 on certain of these travel expense reimbursements of approximately $4,000.

[5]	Mr. Thomas retired as a director on May 18, 2006.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 23, 2007, unless otherwise noted, certain stock ownership information regarding: (a) all stockholders known by PMI to be the beneficial owners of five percent or more of our common stock, (b) each nominee and current director of PMI, (c) each Named Executive Officer listed in the Summary Compensation Table in this Proxy Statement, and (d) all directors, director nominees and executive officers of PMI as a group. For purposes of this table, a beneficial owner is generally any person or entity that directly, indirectly or through a family relationship has or shares the power to vote or direct the vote of the shares, has the power to trade or dispose of the shares, or has the right to acquire the ownership of any shares at any time within 60 days of March 23, 2007 through the exercise of any option, warrant, right or convertible security.

Common Stock Beneficially Owned1

Beneficial Owner	Number of Shares	Percentage of Class (%)
FMR CORP.[2] 82 Devonshire Street Boston, Massachusetts 02109	9,076,197	10.5%

ClearBridge Advisors, LLC.[3] 399 Park Avenue New York, NY 10022	8,748,783	10.1%

Directors and Nominees
Mariann Byerwalter[4]	31,664	*
Dr. James C. Castle[5]	6,196	*
Carmine Guerro[6]	16,059	*
W. Roger Haughton (and former CEO)[7]	1,317,140	1.5%
Wayne E. Hedien[8]	71,514	*
Louis G. Lower II9	31,664	*
Raymond L. Ocampo Jr.[10]	48,464	*
John D. Roach[11]	40,414	*
Dr. Kenneth T. Rosen[12]	58,914	*
Steven L. Scheid[13]	15,559	*
L. Stephen Smith (and CEO)[14]	592,626	*
José H. Villarreal[15]	4,005	*
Mary Lee Widener[16]	31,466	*
Ronald H. Zech[17]	53,864	*

Other Named Executive Officers
Donald P. Lofe, Jr.[18]	180,336	*
Bradley M. Shuster[19]	255,487	*
Victor J. Bacigalupi[20]	155,566	*
David H. Katkov[21]	169,939	*

All directors, nominees and executive officers as a group
(21 persons including those named above)[22]	3,522,069	3.92%

*	Less than 1%

[1]

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, PMI believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 86,833,362 shares of our common stock outstanding as of March 23, 2007. Shares subject to options exercisable on March 23, 2007 or within 60 days thereafter are deemed outstanding for computing the percentage ownership of the person holding such options.

[2]

Based on Amendment No. 6 to Schedule 13G filed with the SEC on February 14, 2007, FMR Corp. on behalf of itself and three other reporting persons (“FMR”) beneficially owned 9,076,197 shares, held sole voting power as to 39,540 of such shares and held sole dispositive power as to all of such shares. According to the filing, FMR had no shared voting or shared dispositive power over such shares.

[3]

Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 8, 2007, ClearBridge Advisors, LLC (formerly named CAM North America, LLC), ClearBridge Asset Management, Inc. and Smith Barney Fund Management LLC beneficially owned 8,748,783 shares as a group, with shared voting power as to 7,972,277 of such shares and shared dispositive power over all of such shares.

[4]

Includes 2,218 shares, 6,196 stock units granted to non-employee directors under the Equity Incentive Plan and options to purchase 23,250 shares of common stock exercisable within 60 days of March 23, 2007.

[5]

Includes 6,196 stock units granted to non-employee directors under the Equity Incentive Plan. Does not include 5,666 shares of common stock equivalents arising from the election to defer payment of director's fees pursuant to the 2005 Directors' Deferred Compensation Plan.

[6]

Includes 1,738 shares, 6,196 stock units granted to non-employee directors under the Equity Incentive Plan and options to purchase 8,125 shares of common stock exercisable within 60 days of March 23, 2007. Does not include 1,243 shares of common stock equivalents arising from the election to defer payment of director's fees pursuant to the 2005 Directors' Deferred Compensation Plan.

[7]

Includes 149,604 shares, 1,677 stock units granted to non-employee directors under the Equity Incentive Plan, options to purchase 1,165,689 shares of common stock exercisable within 60 days of March 23, 2007 and 170 shares owned by members of Mr. Haughton’s immediate family. Does not include 51,293 shares of common stock equivalents arising from the election to defer payment of compensation pursuant to the 2005 Officer Deferred Compensation Plan (which also refers to its predecessor plan) (“ODCP”). Mr. Haughton’s installment distributions under the ODCP will be completed by January 2008.

[8]

Includes 22,568 shares, 6,196 stock units granted to non-employee directors under the Equity Incentive Plan and options to purchase 42,750 shares of common stock exercisable within 60 days of March 23, 2007.

[9]

Includes 2,218 shares, 6,196 stock units granted to non-employee directors under the Equity Incentive Plan and options to purchase 23,250 shares of common stock exercisable within 60 days of March 23, 2007. Does not include 6,364 shares of common stock equivalents arising from the election to defer payment of director's fees pursuant to the 2005 Directors' Deferred Compensation Plan.

[10]

Includes 8,018 shares, 6,196 stock units granted to non-employee directors under the Equity Incentive Plan and options to purchase 34,250 shares of common stock exercisable within 60 days of March 23, 2007. Does not include 8,610 shares of common stock equivalents arising from the election to defer payment of director's fees pursuant to the 2005 Directors' Deferred Compensation Plan.

[11]

Includes 7,968 shares, 6,196 stock units granted to non-employee directors under the Equity Incentive Plan and options to purchase 26,250 shares of common stock exercisable within 60 days of March 23, 2007. Of the shares held, 5,075 shares have been pledged to secure a line of credit. Does not include 9,601 shares of common stock equivalents arising from the election to defer payment of director's fees pursuant to the 2005 Directors' Deferred Compensation Plan.

[12]

Includes 9,968 shares, 6,196 stock units granted to non-employee directors under the Equity Incentive Plan and options to purchase 42,750 shares of common stock exercisable within 60 days of March 23, 2007. Does not include 4,636 shares of common stock equivalents arising from the election to defer payment of director's fees pursuant to the 2005 Directors' Deferred Compensation Plan.

[13]

Includes 1,238 shares, 6,196 stock units granted to non-employee directors under the Equity Incentive Plan and options to purchase 8,125 shares of common stock exercisable within 60 days of March 23, 2007. Does not include 3,425 shares of common stock equivalents arising from the election to defer payment of director's fees pursuant to the 2005 Directors' Deferred Compensation Plan.

[14]

Includes 11,116 shares, 50,000 shares of restricted stock, options to purchase 524,472 shares of common stock exercisable within 60 days of March 23, 2007, 1,341 shares of common stock deemed owned under the 401(k) Plan and 5,697 shares of common stock deemed owned under the PMI Employee Stock Purchase Plan (“ESPP”). Does not include 30,804 shares of common stock equivalents arising from the election to defer payment of compensation pursuant to the 2005 Officer Deferred Compensation Plan.

[15]	Includes 4,005 stock units granted to non-employee directors under the Equity Incentive Plan.

[16]

Includes 3,020 shares held directly, of which 375 shares are held by a partnership of which she and a family member are partners, 6,196 stock units granted to non-employee directors under the Equity Incentive Plan and options to purchase 22,250 shares of common stock exercisable within 60 days of March 23, 2007.

[17]

Includes 4,918 shares, 6,196 stock units granted to non-employee directors under the Equity Incentive Plan and options to purchase 42,750 shares of common stock exercisable within 60 days of March 23, 2007. Does not include 10,451 shares of common stock equivalents arising from the election to defer payment of director's fees pursuant to the 2005 Directors' Deferred Compensation Plan.

[18]

Includes 3,358 shares, 25,000 shares of restricted stock, options to purchase 148,775 shares of common stock exercisable within 60 days of March 23, 2007, 657 shares of common stock deemed owned under the 401(k) Plan and 2,546 shares of common stock deemed owned under the ESPP. Does not include 7,641 shares of common stock equivalents arising from the election to defer payment of compensation pursuant to the 2005 Officer Deferred Compensation Plan.

[19]

Includes 6,510 shares, 50,000 shares of restricted stock, options to purchase 198,320 shares of common stock exercisable within 60 days of March 23, 2007 and 657 shares of common stock deemed owned under the 401(k) Plan. Does not include 9,335 shares of common stock equivalents arising from the election to defer payment of compensation pursuant to the 2005 Officer Deferred Compensation Plan.

[20]

Includes 5,628 shares, 25,000 shares of restricted stock, options to purchase 123,594 shares of common stock exercisable within 60 days of March 23, 2007, 1,121 shares of common stock deemed owned under the 401(k) Plan and 223 shares of common stock deemed owned under the ESPP.

[21]

Includes 944 shares, 25,000 shares of restricted stock, options to purchase 142,186 shares of common stock exercisable within 60 days of March 23, 2007, 1,600 shares held by a QTIP trust for which Mr. Katkov is a co-executor and 209 shares of common stock deemed owned under the 401(k) Plan. Does not include 5,493 shares of common stock equivalents arising from the election to defer payment of compensation pursuant to the 2005 Officer Deferred Compensation Plan.

[22]

See notes 4 through 21 above. Also includes 12,939 shares, 50,000 shares of restricted stock, options to purchase 376,521 shares of common stock exercisable within 60 days of March 23, 2007 and 1,523 shares of common stock deemed owned under the 401(k) Plan, by PMI’s three additional executive officers that are not required to be individually included in the table above, and 209 shares deemed owned by the spouse of one such officer in the 401(k) Plan. Does not include 16,478 shares of common stock equivalents arising from the three additional executive officers’ elections to defer payment of compensation pursuant to the 2005 Officer Deferred Compensation Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and regulations thereunder require our directors and executive officers and persons who own ten percent or more of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and to furnish PMI with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of these Forms 3, 4 and 5 reports received by PMI, and certain written representations received from our directors and executive officers, PMI believes that all reports required to be filed under Section 16(a) were filed on a timely basis in 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of our Proxy Statement discusses our program for paying the executives listed in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”) for their work for PMI. While the program includes more individuals than the NEOs, we limit our discussion in this section to the program as it applies to the Named Executive Officers. We describe below our compensation philosophy, the goals and elements of our executive compensation program, and the compensation decisions made in and for 2006.

We determined the Named Executive Officers in accordance with SEC rules and include each person who in 2006 served as our principal executive officer and our principal financial officer, as well as our three other most highly compensated executive officers in 2006. For 2006, our Named Executive Officers were: Mr. Smith, President, Chief Executive Officer and Chief Operating Officer of PMI and Chief Executive Officer of PMI Mortgage Insurance Co., a wholly owned subsidiary of PMI; Mr. Lofe, Executive Vice President and Chief Financial Officer; Mr. Shuster, President, International and Strategic Investments; Mr. Bacigalupi, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary; and Mr. Katkov, Executive Vice President of PMI and President and Chief Operating Officer of PMI Mortgage Insurance Co. Mr. Haughton also is considered a Named Executive Officer for 2006 because he served as our Chief Executive Officer until his retirement on June 1, 2006.

PMI’s Business and Values

Our compensation philosophy and program are shaped by PMI’s business and values. Accordingly, we seek to attract and retain leaders who exemplify PMI’s values and who have the experience to develop, along with the Board, the strategic direction of the Company. We are a global provider of credit enhancement products that expand home ownership and strengthen communities by delivering innovative solutions to financial markets worldwide. We offer first loss, mezzanine and risk remote financial insurance across the credit spectrum and around the world. Our financial products are designed to reduce risk, lower costs and expand market access for our customers. We value:

•	the potential of every individual to make a difference;

•	the power of teams to deliver extraordinary results;

•	perfecting our performance to create lasting value;

•	personal and corporate commitment to build strong communities; and

•	the promise of integrity in all that we do.

As the leaders of our Company, PMI’s executive officers must conduct themselves with the highest ethical standards and with a passion for achieving the Company’s success.

Who Decides on the Goals of the Compensation Program and the Pay Awarded?

COMPENSATION COMMITTEE.    The Compensation Committee of the Board of Directors (the “Committee”) is responsible for setting the compensation of our executive officers. The Board determines the Committee’s membership. Our Board has determined that each member of the Committee is independent under the standards of the New York Stock Exchange and the Board’s guidelines on non-management director independence. In addition, each Compensation Committee member is an outside director under Section 162(m) of the Internal Revenue Code and a non-employee director under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Committee sets the goals of the executive pay program, establishes the elements of the program, and makes compensation decisions with respect to our executive officers. In particular, the Compensation Committee reviews and determines the compensation of the Chief Executive Officer, the other NEOs, and other members of senior management who either: (i) are subject to the reporting requirements of Section 16 of the Exchange Act (“Section 16 Officers”); or (ii) have base salaries exceeding $260,000 and have Company-wide authority.

The Committee oversees PMI’s compensation and benefit plans. The Committee approves equity awards to the Named Executive Officers and other executive officers described in the preceding paragraph. The Committee has authority, on behalf of the Board, to establish, administer and amend our Bonus Incentive Plan, equity plans, officer deferred compensation plans, Supplemental Employee Retirement Plan (the “SERP”) and other benefit programs. The Committee oversees and makes recommendations to the Board regarding the PMI Profit-Sharing and Savings Plan (the “401(k) Plan”) and the Retirement Plan.

The Committee’s charter describes the Committee’s responsibilities and is published in the governance section of PMI’s website at www.pmigroup.com.

RECOMMENDATIONS OF OTHERS.    The Committee has hired Hewitt Associates, a professional compensation consulting firm (the “Compensation Consultant”), to provide recommendations and review executive pay from time to time. The Compensation Consultant has served the Committee for several years and was chosen by the Committee in light of its excellent reputation for rigorous analysis and independent advice, as well as its demonstrated subject-matter expertise. The Compensation Consultant reports directly to the Committee, attends Committee meetings and serves at the pleasure of the Committee. From time to time, the Compensation Consultant has been engaged by the PMI Human Resources Department to provide general market data below the executive level and other isolated assignments, which, in 2006, represented approximately 15% of the billings of the Compensation Consultant to PMI. The Compensation Consultant is not the primary advisor to the Human Resources Department. The Committee is authorized to hire other advisers as it sees fit. The Committee receives and takes into account the recommendations of the CEO regarding the performance and pay of his direct reports—the other executive officers. In setting the CEO’s compensation, the Committee discusses with the CEO its general compensation philosophy and the Company’s and the CEO’s performance and goals. The Board of Directors also evaluates the performance of the CEO annually against pre-established goals and priorities, and the Committee takes this assessment into account when setting the CEO’s compensation. The Committee does not discuss the CEO’s compensation with other members of management.

COMMITTEE PROCESSES AND PROCEDURES.    The Committee receives tally sheets of total compensation for the NEOs at its regular meetings. The Committee also regularly receives information and advice about competitive pay practices and other compensation and governance-related compensation issues. The Committee reviews the entire compensation program for each executive, including benefits, when it makes compensation decisions. On an annual basis, the Committee reviews the performance and compensation of each officer and awards incentive pay as applicable, makes equity awards, and sets the base pay, bonus and long-term incentive percentages, and incentive measures for the coming year.

DELEGATION OF AUTHORITY.    Pursuant to the Committee’s charter, The Committee may delegate authority to approve executive compensation to subcommittees of one or more Committee members when desired and appropriate. While the Committee has delegated certain authority to administer the day-to-day ministerial operations of PMI’s equity and other compensation plans to management, the Committee has not delegated the authority to management to establish or amend the executive compensation programs or pay awards to executive officers.

What is PMI’s Compensation Philosophy? What are the Objectives of our Executive Compensation Program?

COMPENSATION PHILOSOPHY.    The Committee’s guiding philosophy is to provide executive compensation that attracts, motivates and retains highly talented executives that are critical to the creation of long-term shareholder value. The Committee believes that a compensation program should not only be attractive enough to induce quality leaders to join and stay with the Company, but should also reward the kind of efforts that will help the Company achieve its goals. Pay is only one reason that someone stays with or joins an organization and works productively and creatively. The other reasons include having one’s talents utilized to the fullest, having satisfying job challenges and being in the company of talented and collaborative people who share common values.

COMPENSATION OBJECTIVES.    Specifically, the objectives of our executive compensation program are to:

1.	offer a total compensation package that is competitive in the markets in which we compete for executive talent;

2.	tie a significant portion of compensation to PMI’s achievement of its mission and goals; and

3.	align the interests of PMI’s executive team with those of PMI’s shareholders.

The Committee’s decisions with respect to both compensation program design and particular compensation awards are made in light of the above-described philosophy and goals. In short, the Compensation Committee awards compensation to the executive officers in a manner, and at a level, that it believes will further one or more of the three significant compensation objectives described above. The Compensation Committee regularly reviews the Company’s compensation program to ensure that each aspect of the program is, in fact, continuing to advance the Company’s compensation objectives. These objectives are described further below.

1. Competitive Factors

In order to retain talented executives, the Committee believes that our compensation practices must be competitive with those of other employers with which PMI competes for talent. Accordingly, the Committee reviews at least annually comparative compensation information derived from a peer group of companies (the “Compensation Peer Group”). PMI’s competitors for executive talent are not necessarily the same companies that would be included in an industry index established to compare stockholder returns because PMI requires skills and perspectives from a broader range of backgrounds. With the assistance of the Compensation Consultant, the Committee selected a Compensation Peer Group for 2006 that includes diversified insurance and financial services companies similar in scope and size, and/or with a similar strategic orientation, to PMI. Those companies are: Ambac Financial Group Inc., Assured Guaranty Ltd, Cincinnati Financial Corporation, Everest Re Group Ltd, Genworth Financial, Golden West Financial Corp. (acquired by Wachovia Corporation in October 2006), IndyMac Bancorp, Inc., MBIA Inc., MGIC Investment Corp., Old Republic International Corporation, PartnerRE Ltd., Radian Group Inc., StanCorp Financial Group, Inc., and W.R. Berkley Corporation. The Compensation Peer Group is reviewed annually to ensure that its component companies are suitable.

The Committee’s compensation decisions are further informed by its review of additional market and pay level data relating to companies of similar size to PMI in a broad range of industries.

2. Pay for Performance

PMI pays for, and rewards, performance. At the executive level, this means that nearly all aspects of our compensation program are designed in whole or in part to reward individual excellence and achievement that has led to the achievement of corporate goals. Accordingly, the Committee’s compensation decisions are driven by both PMI’s performance and the Committee’s assessment of each executive officer’s performance. Stellar individual performance that has not resulted in collective achievement is not the primary goal and, therefore, our executive compensation program metrics are not based primarily on individual achievement. Rather, a significant portion of executive compensation is contingent upon the achievement of PMI’s short- and long-term financial and other corporate objectives, including earnings growth and the creation of shareholder value. In particular, annual incentive awards are based upon net income and other quantitative and qualitative factors, including the achievement of pre-established corporate goals. The Committee also takes into account the performance of each executive. Key factors affecting the Committee’s individual assessments include the nature and scope of the executive officer’s responsibilities, and his or her level of experience, effectiveness in leading corporate initiatives, and success in creating a culture of integrity and compliance.

3. Aligning with Shareholders

PMI’s compensation program is designed to motivate executives to achieve excellent results in a manner that builds long-term shareholder value. The Committee includes a significant equity component in total compensation to align executives with PMI’s long-term financial goals and the interests of our shareholders. The Committee’s focus on stockholder value creation is further supported by its policy of stock ownership levels for executives. The Committee also believes that the multi-year vesting of stock-based awards furthers the goal of executive retention.

What are the Elements of Our Executive Compensation Program? What Actions did the Committee Take with Respect to the Program in 2006?

The objectives described above are supported by the three major elements of our compensation program: base salaries, annual performance incentive opportunities, and the potential for long-term rewards under PMI’s equity incentive program. The Committee selected these three pay elements described below because it believed that they maximize the Company’s ability to retain, motivate and attract the talent that can lead the Company, particularly in light of the use of the same pay elements by the corporations within the Compensation Peer Group. The Company also provides health, life and disability benefits, retirement benefits and savings programs, change of control and indemnification agreements, and certain perquisites.

In 2006, the Committee considered the appropriateness of each executive officer’s entire package when evaluating each element of compensation. An analysis of the Committee’s compensation decisions in 2006 follows the description of each of the compensation elements. Compensation provided to the Named Executive Officers in 2006 is set out in the Summary Compensation Table.

BASE SALARIES.    The Committee believes that salaries are a necessary part of any compensation program and that paying reasonable salaries is critical to attracting and retaining highly qualified executives. However, a base salary should not be a large percentage of total compensation. Base salary levels are generally targeted at the median (50th percentile) level among companies included in the Compensation Peer Group. Particular executive base salaries are adjusted in light of individual experience, responsibilities, tenure and performance. The Committee reviews salary ranges and individual salaries for executive officers annually.

In 2006, the Committee implemented base salary increases for the Named Executive Officers as follows (annual increases except as noted): Mr. Haughton—$50,000; Mr. Smith—$75,000 and an additional $85,000 related to his promotion to CEO of PMI in June 2006; Mr. Lofe—$30,000; Mr. Shuster—$15,000; Mr. Bacigalupi—$25,000; and Mr. Katkov—$35,000 and an additional $10,000 related to his promotion to President/Chief Operating Officer of PMI Mortgage Insurance Co. in June 2006.

These salary increases were consistent with the Committee’s desire that (i) a base salary not be a large percentage of total compensation; and (ii) base salary levels should generally be targeted at the median (50th percentile) level among companies included in the Compensation Peer Group. Each of the above particular increases also reflects the Committee’s consideration of the particular NEO’s individual experience, responsibilities, tenure and performance. The Committee believes that the base salary increases achieved its goals of retaining talented executives while ensuring that a significant percentage of total compensation remains subject to the achievement of PMI’s corporate goals and financial targets.

PERFORMANCE-BASED ANNUAL INCENTIVES.    PMI’s compensation program includes annual cash incentive award opportunities. The Committee believes that annual incentives further the goal of tying a significant portion of compensation to PMI’s achievement of its strategic annual goals and provides a means by which to reward superior performance. The Committee believes that annual incentive opportunities are necessary to attract and retain talented and experienced executives. Annual incentive awards are primarily designed to focus management on financial measures and corporate initiatives that promote stockholder value. Accordingly, awards are predominantly tied to PMI’s performance and, to a lesser extent, the Committee’s overall assessment of the executive’s performance.

Annual incentive awards to PMI’s executives are governed by PMI’s Bonus Incentive Plan. The Plan provides for the payment of bonuses from a pool that is a percentage (not to exceed 5%) of PMI’s consolidated net income for the year. The size of the aggregate net income bonus pool is determined annually by the Committee. The Plan does not provide the Committee with the discretion to pay aggregate bonuses under the Plan in excess of the net income pool. The Plan also limits the amount that can be paid to any one executive to 30% of the net income pool.

Pursuant to the Plan, the Committee annually establishes the maximum bonus amount that may be paid to each executive for the year. The Committee has downward discretion under the Bonus Incentive Plan to reduce bonuses payable under Plan from the established maximum bonus amounts to any lesser amount or zero. The Plan prohibits the Committee from paying bonuses under the Plan in excess of established maximum bonus amounts. The Committee has not paid an executive the maximum bonus amount established by the Committee pursuant to the Plan or its predecessor plans.

In 2006, the Committee set the maximum size of the pool for bonuses at 5% of consolidated net income as the net income performance measure. The Committee set maximum bonus amounts payable to each NEO for 2006 performance as follows: Mr. Haughton—230% of base salary (pro-rated to his retirement date of June 1, 2006), Mr. Smith—217% of base salary (blended percentage to reflect his promotion to CEO on June 1, 2006), Mr. Lofe—150% of base salary, Mr. Shuster—180% of base salary, Mr. Bacigalupi—150% of base salary, and Mr. Katkov—148% of base salary (blended percentage to reflect his appointment to President/COO of PMI Mortgage Insurance Co. on June 1, 2006). The Committee further established that no annual incentive payouts would be awarded unless PMI earned a threshold return on average equity that was at least four percentage points above the 10-year U.S. Treasury bond yield for 2006.

To assist the Committee in deciding whether, and to what extent, to pay bonuses out of any available aggregate bonus pool, the Committee annually sets and reviews company performance criteria (the “Company criteria”) in conjunction with other quantitative and qualitative factors relating to the Company’s performance, as well as the performance of the individual executive. In selecting the Company criteria, the Committee considers, among other things, the strategic goals of the Company, corporate financial projections, the likelihood of criteria to motivate management to achieve corporate financial and strategic targets, and the measures and targets used by the Compensation Peer Group. Prior to selecting the Company criteria, the Committee engages in discussions with the CEO, other executive officers, other members of the Board of Directors and the Compensation Consultant. It is the goal of the Committee to establish Company criteria that are not easily achieved. The target incentive opportunities are generally intended to be consistent with approximately the median (50th percentile) Compensation Peer Group opportunity. Past bonus payouts under the Plan have generally been below the median payout levels of the Compensation Peer Group companies.

In 2006, the Committee established the following Company criteria for the 2006 performance period:

1.	2006 consolidated net income;

2.	2006 net income from operations overseen by PMI Capital Corporation, a wholly owned subsidiary of PMI; and

3.	2006 net income from PMI’s U.S. mortgage insurance operations.

These criteria excluded realized gains and losses, extraordinary items under GAAP, and any impact of changes in accounting principles, and adjustments to reflect lost investment income from stock repurchase activities authorized by the Board of Directors. The Committee weighted these three criteria 40%, 30% and 30%, respectively.

The Committee selected these criteria for 2006 because, among other things, it believes that: (i) net income is a fundamental criteria of company performance used by management, the Board of Directors and PMI’s shareholders; and (ii) the focus on the net income of PMI’s two operating segments, PMI Capital Corporation and PMI’s U.S. mortgage insurance operations, encourages continued diversification and growth as well as commitment to PMI’s core operations. The Committee established threshold, target and maximum numeric goals for the net income criteria. The numerical goals associated with “target” represented the financial goals contained in the Board-approved corporate operating plan for 2006. Based upon the facts that (i) the Committee has not paid bonus awards at the maximum level under the Plan and (ii) the criteria associated with potential maximum bonus payouts for 2006 were significantly higher than the financial goals contained in the operating plan, the Committee believes that the criteria were sufficiently challenging and difficult to focus executives on superior achievement of the Company’s short-term objectives.

The potential cash payouts for 2006 bonuses are set forth below under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” in the table entitled “Grants of Plan-Based Awards in 2006.” In February 2007, the Committee awarded PMI’s NEOs the 2006 annual incentive awards shown in the Summary Compensation Table below. Mr. Haughton’s award was prorated to the date of his retirement as CEO. All annual incentive award amounts were paid pursuant to the terms of the Plan and were fully performance based.

Based upon the Company’s attainment of net income in 2006 of $419.7 million, the aggregate bonus pool for 2006 was sufficient to pay all NEOs the maximum bonus amounts set by the Committee in February 2006. As can be seen in the two tables noted in the preceding paragraph, the Committee awarded cash incentives for 2006 in amounts that were below the maximum amounts and slightly above the target bonus levels established by the Committee. In administering the available net income bonus pool for 2006, the Committee reviewed the results of the Company criteria and other quantitative and qualitative performance factors, including, but not limited to, the Company’s achievement of substantial net income in 2006, the Company’s nearly total fulfillment of the Board-approved operating plan objectives; the Company’s return on equity and increase in book value in 2006; the Company’s successful transition to the new CEO, L. Stephen Smith; the successful execution of the Company’s diversification and capital management strategies; and the Company’s domestic and international governmental relations achievements. The Committee also considered the individual performances of each executive as well as the retention and incentive aspects of the bonus payouts.

Corporate Performance Measures for 2007 Annual Incentives.    In early 2007, the Committee set the maximum bonus pool and maximum bonus amounts that can be earned in 2007 under the Bonus Incentive Plan as follows:

•	The bonus pool was set at 5% of net income; and

•

The 2007 maximum bonus opportunity, expressed as a percentage of base salary, for each of the Named Executive Officers is: Mr. Smith—240%, Mr. Lofe—170%, Mr. Shuster—185%, Mr. Bacigalupi—170% and Mr. Katkov—175%.

The Committee also established the following criteria that it will review, in conjunction with other quantitative and qualitative factors, when it determines whether, and to what extent, to award bonuses from the aggregate bonus pool pursuant to the Plan:

•	The Company income criteria:

•	2007 consolidated net income,

•	2007 net income from operations overseen by PMI Capital Corporation, and

•	2007 underwriting income from PMI’s U.S. mortgage insurance operations.

These criteria exclude realized gains/losses, extraordinary items under GAAP, any impact of changes in accounting principles, adjustments to reflect lost investment income from stock repurchase activities authorized by the Board of Directors and the effect of FGIC refundings. The Committee weighted these three criteria equally; and

•

Attainment of various corporate objectives criteria, including financial measures such as return on equity; strategic planning and strategic objectives; capital management; business segment synergies; investor, rating agency and governmental relations activities; and key officer development.

The Committee weighted the income criteria and the corporate objectives criteria at 65% and 35%, respectively.

In addition to these criteria, the Committee considers other quantitative and qualitative factors, including individual performance, retention, reward and motivation. The Committee believes that the net income bonus pool, the criteria and other factors will motivate our executive officers to achieve our 2007 goals in a manner consistent with the creation of long-term shareholder value, and that they are sufficiently challenging and difficult to achieve to focus executives on superior achievement of the Company’s short-term objectives.

LONG-TERM INCENTIVES.    Long-term incentives are one of the key compensation tools the Committee uses to align management’s interests with those of PMI’s shareholders. Long-term incentives selected by the Committee reward management for increasing stockholder value. PMI uses equity-based awards for long-term incentives because PMI believes that they are the best way to align PMI’s senior management team with PMI’s shareholders.

The Committee regularly evaluates the appropriateness of various equity incentive vehicles and, in doing so, considers a range of factors, including dilutive effects, accounting consequences, tax effects, retention value and alignment with stockholders. PMI currently primarily uses stock options as equity awards because an option holder, like a PMI shareholder, only benefits if the market price appreciates after the equity is acquired. To a lesser extent, the Committee has in the past awarded restricted stock and performance shares. In accord with the Committee’s view that a substantial portion of total compensation should be equity-based, such awards, at the time of issue, are generally targeted to position PMI’s Named Executive Officers competitively between the 50th and 75th percentile of PMI’s Compensation Peer Group. Stock options and other long-term equity incentive awards are made under PMI’s Equity Incentive Plan.

Stock Options.    Stock options are generally awarded on an annual basis to officers and key employees of PMI and its affiliates. In consultation with the Compensation Consultant, the Committee determines the dollar values of stock option grants to NEOs (usually based upon a percentage of base salary). Using a Black-Scholes based valuation methodology determined by the Committee in consultation with the Compensation Consultant, the dollar value selected by the Committee is then translated into the number of shares to be awarded. The Committee has the discretion to further adjust these awards in light of the executive’s performance, responsibilities and prior equity awards.

Awarded stock options foster retention by generally vesting in three, annual installments, provided continued employment with the Company. In awarding stock options, the Committee considers, among other factors, the level of stock option grants required to ensure the continued alignment of the NEOs’ interests with those of PMI’s shareholders, the executives’ prior accomplishments as an indicator of future performance, the Committee’s long-standing goal of retaining high quality executives, the compensation expense generated by stock option awards and other equity awards under FAS 123R, the amount of stock options available for use as authorized by the shareholders, the number of options to be granted in any particular year and the rate at which options are exercised or held by recipients.

Executives will be able to profit from the stock options only if there has been appreciation in PMI’s stock value following the grant date and on the date that the options are exercised. This profit, if any, may be substantially higher or lower than the estimated grant date fair values shown below in the table entitled, “Grants of Plan-Based Awards in 2006.”

Restricted Stock.    In line with the Committee’s goal of retaining high quality executives, from time to time the Committee grants restricted stock to PMI’s Named Executive Officers. The Committee believes that these grants assist PMI in its retention of key management, facilitate continuity with respect to management succession, and further align PMI’s executive officers with its shareholders.

In 2006, in awarding the stock options shown in the table entitled, “Grants of Plan-Based Awards in 2006,” the Committee considered, among other factors, the continued alignment of the NEOs’ interests with those of PMI’s shareholders, their accomplishments in 2005, their strategic importance to PMI, prior equity grants awarded to each NEO, long-term incentive data from the Compensation Peer Group and other sources, and the Committee’s long-standing goal of retaining high quality executives. The Committee believes that the levels of options awarded in 2006 are those that are most likely to further align management’s interests with those of PMI’s shareholders and reward the creation of shareholder value, in light of past equity awards. The stock options granted in 2006 were designed to allow the NEOs to achieve long-term compensation equal to the 50th to 75th percentile of such compensation of the Compensation Peer Group companies.

With the exception of director stock units acquired by Mr. Haughton in his role as a member of the Board, the “stock awards” enumerated in the Summary Compensation Table, the table entitled, “Outstanding Equity Awards at 2006 Fiscal Year-End,” and in the table entitled, “Option Exercises and Stock Vested in 2006,” were restricted stock and performance shares granted prior to 2006. These awards were made for their retention value, and the vesting was structured such that the awards vest as to 100% of the shares on the fourth anniversary of the grant, subject to continued service through the vesting date, with the exception of service terminated due to death or disability.

Executive Ownership Guidelines.    To further align our executive team with PMI’s shareholders, the Committee has established stock ownership guidelines for our Named Executive Officers. The desired level of stock ownership is to be achieved over a period of five years from the date an individual becomes an executive officer. The NEOs are expected to own an amount of common stock that has a market value equal to a minimum range from three to six times (depending on the executive officer involved) such executive officer’s average annual base salary over the past five years. Executive officers are expected to achieve this ownership position through direct ownership of shares, indirect ownership through our 401(k) Plan or deferred compensation plans, restricted stock whether vested or unvested, or through vested stock options where the exercise price is less than the current market price of our common stock. Under the ownership guidelines, vested options are valued at the amount by which the market price of our common stock exceeds the option’s exercise price.

Based upon the ownership guidelines and the closing price of our common stock on March 23, 2007 of $45.45 per share, Messrs. Smith, Lofe, Shuster, Bacigalupi and Katkov have satisfied their respective target ownership amounts as follows:

Name	Title	Percentage of Guideline
Mr. Smith	CEO, Pres., COO	362%
Mr. Lofe	EVP, CFO	258%
Mr. Shuster	Pres. Int’l & Strategic Investments	343%
Mr. Bacigalupi	EVP, CAO, Gen. Counsel, Secretary	230%
Mr. Katkov	EVP, Pres./COO PMI-US	214%

Upon Mr. Haughton’s retirement as CEO in 2006, the directors’ stock ownership guidelines became applicable to him. See “Directors’ Compensation and Benefits” for information about non-management directors’ achievement of the ownership guidelines applicable to them. PMI also maintains an insider trading policy that prohibits employees, including executive officers, from engaging in speculative trading.

How is Our Program Working? Are Company Goals Being Achieved and Are We Able to Retain and Attract Highly Talented Executives?

ACHIEVEMENT OF OUR GOALS.    We believe that, in a challenging business environment, PMI achieved commendable results in 2006. Our consolidated net income, consolidated earnings per share and book value per share increased in 2006. We successfully executed upon the Company’s strategic plan by, among other things, implementing several important capital initiatives and launching our surety company, PMI Guaranty Co. We believe these factors contributed to substantial increases in shareholder value over the course of 2006. The Committee believes that this substantial record of performance could not have been achieved without an executive team that was highly talented and sufficiently motivated to obtain superior results.

ATTRACTING AND RETAINING HIGH QUALITY EXECUTIVES.    2006 was a period of transition for PMI with the retirement of Mr. Haughton as Chief Executive Officer and the succession of Mr. Smith to that post. In addition, Mr. Katkov succeeded Mr. Smith as President and Chief Operating Officer of PMI Mortgage Insurance Co., a wholly owned subsidiary of PMI for which Mr. Smith continues to serve as Chief Executive Officer. It is the judgment of the Board of Directors and the Committee that the success of this transition—all of the NEOs from 2005 have been retained into 2007—was due in part to the execution of sound compensation practices and programs and to strong succession planning. The Company is pleased with its current Named Executive Officers, all of whom bring many years of experience to their jobs. The continuity of these quality leaders benefits PMI.

Other Aspects of Our Program

OTHER BENEFITS.    As part of a competitive overall compensation package, PMI provides the NEOs other benefits as described below.

Retirement and Savings Plans.    The Named Executive Officers are eligible to participate in PMI’s broad-based 401(k) and retirement plans, the SERP and the officers deferred compensation plan. The pension plans and deferred compensation plan are described below under “Pension Benefits” and “Nonqualified Deferred Compensation.” The 401(k) and deferred compensation plans in some instances include matching cash or stock features. Company matching amounts for the Named Executive Officers allocated to their accounts in 2006 are included in the Summary Compensation Table. PMI aims to provide the types of savings and financial security programs that are customary among those companies that compete with us for talent. For example, defined benefit and supplemental employee retirement plans are common in the insurance industry and in our Compensation Peer Group. In addition, the vesting requirements of the retirement plans and of Company matching contributions provide significant retention value.

Health, Life, Disability and Similar Group and Broad-Based Benefits.    Other benefits provided by PMI to its executive officers include life, disability and medical insurance (including retiree medical insurance) under PMI’s group benefits plans, and the Employee Stock Purchase Plan, which provides for the purchase of Company stock at a 15% discount. These programs are standard pre-requisites to hiring quality employees. PMI decided to continue to offer its Employee Stock Purchase Plan even though it generates compensation expense under FAS 123R, because the Company believes that the benefit to its broad range of employees outweighs the compensation expense generated.

Perquisites.    The Company provides to the Named Executive Officers a limited number of perquisites, including for each executive, financial planning and tax preparation services currently totaling $21,000 per year, and an annual $16,200 automobile allowance.

Indemnification.    All NEOs have entered into indemnification agreements pursuant to which PMI is obligated to provide defense and indemnification, including advancement of expenses, in the event that certain claims are asserted against the covered individuals. PMI also provides directors’ and officers’ liability insurance for its directors and executive officers.

CHANGE OF CONTROL ARRANGEMENTS.    PMI has entered into change of control agreements with each of its executive officers. These agreements are designed to retain the executives and continue their focus on creating shareholder value even in the event of a potential or actual change of control. The Committee believes it is imperative to be able to maintain a stable and competent management base, and that PMI’s continued success depends, to a significant degree, on the skills and leadership of our senior officers. By mitigating the effects of job related uncertainty due to a potential change of control, the change of control agreements (“COC Agreements”) are intended to assure that PMI will have the continued dedication of our senior officers by diminishing the inevitable distraction of such officers by virtue of the personal uncertainties and risks arising from a change of control of PMI. A description of the material terms of these agreements is contained in the section below entitled, “Potential Payments in Connection with a Change of Control.” The multiples applied to each executive’s entitlement to compensation and benefits under these agreements were designed to assure the stability needed for both the executive and the Company, and were determined by the Committee in consultation with the Compensation Consultant and counsel retained for purposes of providing advice regarding the terms and conditions of the COC Agreements.

NO EMPLOYMENT OR SEVERANCE ARRANGEMENTS.    Other than the COC Agreements described in the immediately preceding paragraph, PMI does not have any employment agreement or severance plan or arrangement with respect to its employees, including its senior executives.

EQUITY AWARDS PRACTICES.    The Committee awards stock options to our executives annually at its regularly scheduled February meeting, which is held after PMI’s financial results for the previous year have been publicly disclosed. Stock options at PMI are granted pursuant to, and governed by, the Equity Incentive Plan. The Plan defines a stock option “Grant Date” as “the date on which the [Compensation] Committee approves the material terms of the Award or such later date as the Committee, in its discretion, may determine.” In addition, the Plan mandates that the exercise price of stock options be not less than 100% of the fair market value of PMI common stock on the grant date. In accordance with the Plan, the Compensation Committee reviews and approves all stock option grants to officers (i) who are subject to the reporting requirements of the Exchange Act, or (ii) whose base salary is more than $260,000 and who have Company-wide authority (collectively, “executives”). The Named Executive Officers are part of this group of officers. The Grant Date of an approved grant is the date upon which the Committee approved the grant.

For example, on February 15, 2006, the Compensation Committee approved stock option grants to PMI’s executives. Those grants all have a Grant Date of February 15, 2006 and an exercise price of 100% of the average of the high and low market prices of PMI common stock on that day. Stock option grants and associated Grant Dates in prior years were consistent with this practice and timing. (In February 2007, in order to harmonize the Equity Incentive Plan with SEC rules, we amended the Plan to provide that the exercise price of future stock option awards be the closing market price of PMI common stock on the Grant Date. Previously, the Plan provided that the exercise price was the average of the high and low market prices of PMI common stock on the date of grant.)

Annual stock option awards to non-executive officers and other employees at PMI are made in a manner similar to the practice described above. Consistent with the Plan, the Compensation Committee has delegated to the CEO the authority to grant stock options to non-executive officers and employees. Annual stock option grants to this group of employees were awarded on the same dates as awards to executives and bear the same exercise prices as the grants to executives. The Company’s practice is for the CEO to grant stock options to eligible newly hired and promoted non-executive employees once per quarter, on the tenth day (or, if not a business day, the next succeeding business day) of the second month of each calendar quarter. The equity awards are generally made during time periods when the Company’s earnings for the previous reporting period have been published. We have not engaged in any market timing with respect to stock option awards.

TAX AND ACCOUNTING CONSIDERATIONS.

Deductibility of Executive Compensation.    The Committee considers whether compensation paid to PMI’s executives will be fully tax deductible to PMI. Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the other four most highly compensated Named Executive Officers. The general rule is that annual compensation paid to any of these executives will be deductible to PMI only to the extent that it does not exceed $1,000,000 or qualifies as “performance-based” compensation under Section 162(m). The Committee has adopted a policy that the compensation program, and compensation paid to executives, shall generally comply with Section 162(m)’s requirements for compensation to be deductible for federal income tax purposes. The Committee has the discretion to make nondeductible awards, to the extent the Committee determines it is consistent with PMI’s best interests, to reward employees for excellent service or recruit new executives while taking into consideration the financial effects such action may have on PMI. All compensation paid out by PMI to its senior executives in 2006 complied with Section 162(m).

Nonqualified Deferred Compensation.    The American Jobs Creation Act of 2004 changed the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005. PMI’s nonqualified deferred compensation program is described below under the heading “Nonqualified Deferred Compensation.”

Accounting for Stock-Based Compensation.    Effective January 1, 2006, PMI began accounting for stock-based payments, including stock options and restricted stock awarded under the Equity Incentive Plan, in accordance with the requirements of FAS 123R. The Committee has weighed the cost of granting stock options as an equity incentive against the benefits of their incentive value, and has determined that stock options provide a significant incentive and outweigh the cost, inasmuch as their value depends solely upon an increase in the market value of PMI’s common stock from the date of grant forward.

Conclusion

PMI’s executive compensation program is designed to achieve the Committee’s goals of attracting, motivating and retaining highly talented executives that are focused on creating shareholder value. The individual compensation decisions that the Committee made in 2006 were made with these important goals in mind. These goals will continue to drive compensation decisions at PMI in 2007.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis as set forth in this Proxy Statement. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in PMI’s 2006 Annual Report on Form 10-K through incorporation by reference to this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Raymond L. Ocampo Jr., Chair

Louis G. Lower II, Vice-Chair

Steven L. Scheid

Ronald H. Zech

Except to the extent otherwise specifically stated by PMI, the Compensation Committee Report and those portions of the Audit Committee Report that are not deemed filed for purposes of the Securities Exchange Act of 1934 shall not be deemed incorporated by reference into any filing with the SEC, and shall not otherwise be deemed filed with the SEC.

Summary Compensation Table

The following table provides information about compensation earned in 2006 by our current Chief Executive Officer, retired Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers:

Name and Principal Position	Year	Salary ($)		Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
W. Roger Haughton	2006	$354,167	[6]	$695,547	$1,067,947	$529,479	$4,853,417	$152,898	$7,653,455
Chairman of the Board and former Chief Executive Officer

L. Stephen Smith	2006	649,583		462,183	1,342,969	968,419	881,957	170,816	4,475,927
Director, President, Chief Executive Officer and Chief Operating Officer

Donald P. Lofe, Jr.	2006	390,000		231,984	379,501	380,250	90,715	80,259	1,552,709
Executive Vice President and Chief Financial Officer

Bradley M. Shuster	2006	415,000		462,183	495,139	485,550	214,573	141,901	2,214,346
President, International and Strategic Investments, The PMI Group, Inc., President and Chief Executive Officer, PMI Capital Corporation

Victor J. Bacigalupi	2006	385,000		231,092	678,262	375,375	331,577	50,400	2,051,706
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

David H. Katkov	2006	385,333		231,092	361,055	374,969	213,470	54,583	1,620,502
Executive Vice President, The PMI Group, Inc., President and Chief Operating Officer, PMI Mortgage Insurance Co.

[1]

This column represents the aggregate costs recognized in the Company’s 2006 consolidated financial statements for stock awards granted in 2006 and prior years. The costs for the awards were determined in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. There were no forfeitures of stock awards to the NEOs in 2006. The amounts in the column reflect the Company’s accounting expense for the stock awards, and do not correspond to the actual value that will be recognized by the executive. The assumptions for making the valuation determinations are based upon a Black-Scholes option pricing model and are set forth in the notes to our consolidated financial statements in PMI’s Form 10-K for the fiscal year ended December 31, 2006. The stock awards for which compensation costs were recognized in 2006 were: for Mr. Haughton, restricted stock granted in 2003 and 2004 and performance shares granted in 2004, all of which vested May 19, 2006, and directors’ stock units granted in 2006 that vest on the earlier of five years from grant or upon retirement from the Board; and for all other NEOs, restricted stock granted in 2005 that generally vests four years from grant provided that the holder remains employed by, or a consultant to, PMI.

[2]

This column represents the aggregate costs recognized in the Company’s 2006 consolidated financial statements for stock option grants in 2006 and prior years. The costs for the stock option grants were determined in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. There were no forfeitures of stock option grants to the NEOs in 2006. The amounts in the column reflect the Company’s accounting expense for the stock option grants, and do not correspond to the actual value that will be recognized by the executive. The assumptions for making the valuation determinations are based upon a Black-Scholes option pricing model and are set forth in the notes to our consolidated financial statements in PMI’s Form 10-K for the fiscal year ended December 31, 2006. In accordance with FAS 123R, PMI recognizes, in the year of grant, 100% of the grant-date value of awards granted in 2006 to executives who are eligible for retirement, as defined by the Equity Incentive Plan. Accordingly, the amounts shown for Messrs. Bacigalupi, Haughton and Smith, who were retirement-eligible under the Plan, reflect the full estimated values of their February 2006 stock option grants. The stock option grants for which compensation costs were recognized in 2006 were granted in 2003 and 2006. See the table, Grants of Plan-Based Awards in 2006, for information on options granted in 2006.

[3]

This column represents amounts earned under the Bonus Incentive Plan in 2006 and paid in 2007. Messrs. Smith, Lofe, Shuster and Katkov deferred receipt of some or all of their bonuses pursuant to the 2005 Officer Deferred Compensation Plan.

[4]

The column represents the sum of the changes in the actuarial pension values in 2006 for each NEO under the PMI Retirement Plan and the PMI Supplemental Employee Retirement Plan (“SERP”) to the extent applicable in each case. In the case of Mr. Haughton, the change in value in 2006 reflects, but does not include, the actual lump sum distributions made in 2006 from the Retirement Plan and the SERP as a result of his retirement as Chief Executive Officer on June 1, 2006. See the 2006 Pension Benefits Table, below, for the amounts of the lump sum distributions. The value of Mr. Haughton’s pension benefits was calculated using a discount rate of 4.46% applicable to 2006 distributions to retired participants. For NEOs employed by PMI on December 31, 2006, the value of their pension benefits was determined using a rate of 5.20%, consistent with the rate used in the Company’s FAS 158 disclosure for fiscal year 2006. The use of the lower discount rate (4.46% rather than 5.20%) increased Mr. Haughton’s change in pension value during 2006 by approximately $1,000,000. For NEOs other than Mr. Haughton, the pension values at both December 31, 2005 and December 31, 2006 were calculated based on benefits payable at age 65. Mr. Haughton received early retirement benefits under the Retirement Plan. While the early retirement benefit is reduced, it begins earlier and, therefore, continues for a longer period of time. This extended benefit period positively impacted Mr. Haughton’s change in pension value by approximately $2,600,000. PMI does not provide above-market rates of return or preferential dividends under its deferred compensation plans. See the 2006 Pension Benefits and 2006 Nonqualified Deferred Compensation Tables below for additional information.

[5]	All Other Compensation amounts in the Summary Compensation Table consist of the following items:

Name	401(k) Company Match	Financial Planning and Tax Preparation Services	Deferred Compensation Company Match	Chairman / Director Fees	Miscellaneous Perquisites
W. Roger Haughton	$ —	$21,000	$ —	$104,341	$27,557
L. Stephen Smith	13,200	21,000	116,085	—	20,531
Donald P. Lofe, Jr.	13,200	21,000	29,859	—	16,200
Bradley M. Shuster	13,200	21,000	67,264	—	40,437
Victor J. Bacigalupi	13,200	21,000	—	—	16,200
David H. Katkov	13,200	21,000	—	—	20,383

In 2006, Messrs. Smith, Lofe and Shuster received employer matching contributions under the 2005 Officer Deferred Compensation Plan of 2,461 shares, 633 shares and 1,426 shares of our common stock equivalents, respectively, with aggregate values as shown above, based upon $47.17 per share, the closing price of our common stock on December 29, 2006. Miscellaneous perquisites consisted primarily of an automobile allowance and expenses paid or reimbursed by PMI, chiefly airfare, relating to the attendance of spouses at PMI-sponsored functions at the request of PMI. We value perquisites at the cost actually paid by PMI. Mr. Haughton’s Chairman of the Board and director fees relate to his service on the Board of Directors after his retirement as Chief Executive Officer. As Chairman of the Board, Mr. Haughton receives an annual cash retainer of $50,000; office space; office supplies and services; computer access at the office and at his home; administrative services up to three full days per week; parking; company cell phone and service; and reimbursement of his personal tax preparation fees up to $1,500.

[6]	Base salary earned prior to Mr. Haughton’s retirement as Chief Executive Officer, effective June 1, 2006.

Grants of Plan-Based Awards in 2006

The following table provides information about non-equity awards under the PMI Bonus Incentive Plan and equity awards under the Equity Incentive Plan earned or granted to the Named Executive Officers in 2006. These non-equity and equity awards are discussed in detail in the Compensation Discussion and Analysis, above.

Name	Grant Date[1]		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)[3]	All Other Option Awards: Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($/Sh)[5]	Closing Market Price on the Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[6]
			Threshold ($)	Target ($)	Maximum ($)
W. Roger Haughton	2/15/06		$101,823	$509,115	$814,583		78,200	$43.145	$43.23	$1,038,496
	7/17/06					584				25,000
	10/16/06					560				25,000
L. Stephen Smith	2/15/06		186,234	931,172	1,489,875		100,000	$43.145	$43.23	1,328,000
Donald P. Lofe, Jr.	2/15/06		73,125	365,625	585,000		52,500	$43.145	$43.23	686,107
Bradley M. Shuster	2/15/06		93,375	466,875	747,000		63,500	$43.145	$43.23	829,862
	9/15/06	*					2,592	$44.745	$44.69	35,821
Victor J. Bacigalupi	2/15/06		72,188	360,938	577,500		49,900	$43.145	$43.23	662,672
	11/28/06	*					550	$42.920	$43.01	7,277
David H. Katkov	2/15/06		72,109	360,547	576,875		50,000	$43.145	$43.23	653,435

*	Automatic grants upon exercise of options under certain conditions. See Footnote 4 to the table, “Outstanding Equity Awards at 2006 Fiscal Year-End,” below.

[1]	“Grant date” refers to the grant date of an equity-based award.

[2]

These columns show the potential value of the threshold, target and maximum performance payouts for each NEO for the 2006 performance period pursuant to the Bonus Incentive Plan. See the Summary Compensation Table, above, for information on actual payouts for performance. Under the Plan, aggregate bonuses may not be paid in excess of a pool that is a percentage (not to exceed 5%) of PMI’s consolidated net income for the year. The Company performance measures used to determine actual payouts and other aspects of the Bonus Incentive Plan are described in the Compensation Discussion and Analysis, above.

[3]

The stock awards to Mr. Haughton were directors’ stock units received in connection with his services as a non-management director. The stock units vest at the earlier of five years from the date of grant or upon retirement from the Board. The number of units granted was calculated by dividing $25,000 by the average of the high and low market prices per share on the grant date. Upon vesting, the units are paid out in shares of PMI common stock on a one-for-one basis. The units accrue dividends that are also payable as shares upon vesting, with partial shares paid in cash.

[4]

This column shows the number of stock options granted in 2006 to the NEOs under the Equity Incentive Plan. The stock options awarded in 2006 vest in three equal installments on the first, second and third anniversaries of the grant, assuming continued employment with PMI. Pursuant to the Equity Incentive Plan, vesting accelerates upon “Retirement” as defined in the Plan. The maximum term of the options granted in 2006 is ten years. There were no repricings, extension of exercise periods or vesting, or changes to forfeiture terms with respect to the equity awards during 2006.

[5]

Pursuant to the Equity Incentive Plan, each exercise price shown in this column was set at 100% of the fair market value per share as of the date of grant, which was defined by the Plan as the average of the high and low market prices of PMI common stock on the date of grant.

[6]

This column shows the estimated grant date fair value of the equity awards as determined in accordance with FAS 123R, disregarding that PMI generally recognizes the value of awards for financial reporting purposes over the vesting period of the awards. The dollar amounts for options were calculated as of the dates of grant of the options using a Black-Scholes option pricing model. The assumptions utilized in the model are contained in the notes to the audited consolidated financial statements contained in the Company’s 2006 Annual Report on Form 10-K.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information about the holdings of stock options and stock awards by the Named Executive Officers at December 31, 2006. All stock options and stock awards were granted pursuant to the Equity Incentive Plan.

	Option Awards[1]						Stock Awards[2]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Roger Haughton	145,192			N/A	$23.610	2/12/2008	1,145	$54,010	N/A	N/A
	35,500				$14.330	2/18/2009
	144,106				$18.880	6/1/2009
	150,000				$28.790	6/1/2009
	127,348				$35.210	6/1/2009
	159,731				$28.030	6/1/2009
	128,900	[3]			$38.800	6/1/2009
	43,663	[4]			$41.025	2/18/2009
	160,000	[3]			$38.170	6/1/2009
	71,249				$43.150	6/1/2009
L. Stephen Smith	13,150			N/A	$17.810	2/11/2007	50,000	$2,358,500	N/A	N/A
	65,766				$23.610	2/12/2008
	60,000				$18.880	2/17/2010
	9,500	[4]			$30.770	2/18/2009
	76,000				$28.790	2/6/2011
	5,628	[4]			$35.710	2/18/2009
	2,830	[4]			$35.390	2/18/2009
	60,000				$35.210	2/20/2012
	83,000				$28.030	2/19/2013
	20,497				$37.800	2/18/2009
	75,000	[3]			$38.800	2/18/2014
	7,167				$41.390	2/18/2009
	2,821				$41.390	2/11/2007
	98,700	[3]			$38.170	2/16/2015
			100,000		$43.150	2/15/2016
Donald P. Lofe, Jr.	5,000			N/A	$31.665	1/6/2013	25,000	$1,179,250	N/A	N/A
	39,200				$28.030	2/19/2013
	37,000	[3]			$38.800	2/18/2014
	50,075	[3]			$38.170	2/16/2015
			52,500		$43.150	2/15/2016
Bradley M. Shuster	108			N/A	$23.610	2/12/2008	50,000	$2,358,500	N/A	N/A
	7,008				$18.880	2/17/2010
	7,670	[4]			$34.810	2/18/2009
	32,000				$35.210	2/20/2012
	4,583	[4]			$32.740	2/18/2009

	Option Awards[1]						Stock Awards[2]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	16,637				$28.030	2/19/2013
	1,284	[4]			$34.550	2/17/2010
	40,000	[3]			$38.800	2/18/2014
	6,763	[4]			$40.145	2/12/2008
	61,100	[3]			$38.170	2/16/2015
			63,500		$43.150	2/15/2016

Victor J. Bacigalupi	1,286			N/A	$23.610	2/12/2008	25,000	$1,179,250	N/A	N/A
	1,872				$28.790	2/6/2011
	1,594	[4]			$34.690	2/11/2007
	2,026				$35.210	2/20/2012
	3,571				$28.030	2/19/2013
	1,535	[4]			$36.630	2/11/2007
	38,000	[3]			$38.800	2/18/2014
	6,341	[4]			$40.860	2/12/2008
	50,075	[3]			$38.170	2/16/2015
	3,239	[4]			$42.105	2/12/2008
			49,900		$43.150	2/15/2016

David H. Katkov	1,284	[4]		N/A	$30.140	2/18/2009	25,000	$1,179,250	N/A	N/A
	25,000				$35.210	2/20/2012
	472	[4]			$37.380	2/18/2009
	685	[4]			$30.355	2/18/2009
	11,969				$28.030	2/19/2013
	2,696	[4]			$38.460	2/18/2009
	158	[4]			$38.545	2/18/2009
	35,700	[3]			$38.800	2/18/2014
	45,300	[3]			$38.170	2/16/2015
	2,255	[4]			$40.165	2/12/2008
			50,000		$43.150	2/15/2016

[1]

Each option, unless otherwise noted below, vests in three, equal installments on the first, second and third anniversaries of the grant date, assuming continued employment with PMI. Each option has a maximum ten year term during which they can be exercised. The options become 100% vested in the event of “Retirement,” as that term is defined under the Equity Incentive Plan.

[2]

The market value of the stock awards is based upon the closing market price of PMI common stock on December 29, 2006, which was $47.17 per share. In the case of Mr. Haughton, the stock awards shown are directors’ stock units. See note 3 to the table, “Grants of Plan-Based Awards in 2006,” above. In the case of every other Named Executive Officer, the stock award shown is restricted stock, which will vest as to 100% of the shares on the earlier of (i) the fourth anniversary of the grant subject to continued service as an employee, director or consultant through the vesting date; (ii) the date of termination of service due to death or disability as defined by the Equity Incentive Plan; or (iii) a change of control as defined by the Equity Incentive Plan.

[3]

In May 2005, in connection with the adoption of FAS 123R, the Compensation Committee approved the acceleration of vesting of unvested out-of-the-money stock options awarded to employees, including executive officers. The affected options include stock options awarded to NEOs in 2004 and 2005. As a result of the acceleration, these options, which would have vested over three years, immediately vested. However, PMI prohibits PMI’s executive officers from selling any shares acquired upon exercise of the accelerated options prior to the date such options would have vested pursuant to the terms of the original awards.

[4]

This option was automatically granted by PMI upon exercise of a previously granted option by payment of the exercise price and/or tax withholding requirements with already-owned shares of our common stock pursuant to the Equity Incentive Plan. This option is generally exercisable on the same terms and conditions as the previously granted option, except that it vested immediately upon the grant date and has a per share exercise price equal to the fair market value of a share of common stock on the new option grant date. The exercise price and tax withholding may be paid in cash and/or shares of common stock that would otherwise have been received on exercise. This option does not carry a subsequent automatic grant feature.

Option Exercises and Stock Vested in 2006

The following table shows, for each NEO in 2006, information about option exercises and the vesting of stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting[2] ($)
W. Roger Haughton	99,681	$2,000,713	120,000	[3]	$5,384,400
L. Stephen Smith	42,285	871,125	0		0
Donald P. Lofe, Jr.	0	0	5,000	[4]	212,500
Bradley M. Shuster	15,133	202,384	0		0
Victor J. Bacigalupi	123,043	1,922,902	0		0
David H. Katkov	944	15,444	0		0

[1]

The value realized upon exercise of options is determined by multiplying the number of shares exercised by the difference between the closing market price per share of PMI common stock on the date of exercise and the exercise price.

[2]	The value realized upon vesting is determined by multiplying the number of shares by the closing market price per share of PMI common stock on the date of vesting.

[3]	Vested on May 19, 2006 and consisted of 90,000 shares of restricted stock and 30,000 performance shares payable in stock.

[4]	Vested on January 6, 2006 and consisted of restricted stock.

2006 Pension Benefits

The Named Executive Officers participate in defined benefit retirement plans sponsored by PMI, including:

•

The PMI Retirement Plan. The Retirement Plan is a defined benefit pension plan for PMI employees that is intended to qualify under Section 401(a) of the Internal Revenue Code (the “Code”). The pension benefit under the Retirement Plan generally is based on the eligible employee’s years of credited service and the average of his or her five highest consecutive years’ compensation in the last ten years of service, but will not be less than the minimum dollar amount specified for him or her under the Retirement Plan.

•

The Supplemental Employee Retirement Plan (the “SERP”). The SERP is a nonqualified defined benefit pension plan designed to provide benefits that otherwise would have been provided under the Retirement Plan but for the limitations under Sections 401(a)(17) and 415 of the Code. Pursuant to such limitations, compensation counted for purposes of the Retirement Plan could not exceed $220,000 for 2006. The pension benefit under the SERP is based on the difference between the benefit that would have been payable to the eligible employee under the Retirement Plan but for the Code limitations and the benefit amount actually payable from the Retirement Plan.

Both the Retirement Plan and the SERP provide credit for all service with PMI, and PMI’s former parents, Sears, Roebuck and Co. and Allstate Insurance Company. Certain agreements between the NEOs and the Company provide additional years of credited service in the event of a change of control. See Potential Payments in Connection with a Change of Control below. Benefits are computed on a straight-life annuity basis and are not subject to deduction for social security or other offset amounts. Normal retirement is at age 65. Early retirement benefits are available at age 55 with at least ten years of credited service, reduced by 4.8% per year for each year earlier than a specified base benefit year in which the participant elects to receive the early retirement benefits. SERP benefits are generally payable following a distribution event under the Retirement Plan. Under both plans, a retiree may elect lump sum or annuity forms of benefits. Certain participants in the SERP may be required to incur a six-month delay in receipt of SERP benefits pursuant to Section 409A of the Code. Messrs. Smith and Bacigalupi are currently eligible for early retirement benefits under the plans.

Benefits under the Retirement Plan and SERP are generally based upon the total annual cash compensation paid to the participant for services rendered to PMI and its affiliates, including pre-tax deferrals, but excluding certain items such as equity-based compensation and the value of employer contributions to employee benefit plans. PMI retirees with at least ten years’ service who were hired prior to January 1, 2005 also receive health benefits for life that also entail participant contributions to premiums and other costs.

The following table provides information regarding the accumulated benefits at year-end and payments, if any, during the last fiscal year under the Retirement Plan and the SERP for each of the Named Executive Officers.

2006 Pension Benefits Table

Name	Plan Name[1]	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[2]	Payments During Last Fiscal Year[3] ($)
W. Roger Haughton	Retirement Plan	36.750	$—	$1,978,163
	SERP		—	11,957,128
L. Stephen Smith	Retirement Plan	27.750	1,283,214	—
	SERP		2,967,986	—
Donald P. Lofe, Jr.	Retirement Plan	3.917	248,892	—
	SERP		—	—
Bradley M. Shuster	Retirement Plan	11.417	907,007	—
	SERP		—	—
Victor J. Bacigalupi	Retirement Plan	10.083	1,424,759	—
	SERP		—	—
David H. Katkov	Retirement Plan	14.417	810,043	—
	SERP		—	—

[1]

In addition to the benefits provided by the Retirement Plan and SERP, PMI sponsors The PMI Group, Inc. Additional Benefit Plan. The Additional Benefit Plan is a nonqualified defined benefit pension plan that provides a bridge benefit for a “Highly Compensated Employee” (as defined in the plan) who retires from PMI over age 55 with more than 20 years of combined service with PMI and Allstate Insurance Company (“Allstate”), but with less than 20 years of service at Allstate. The benefit is payable from the participant’s early retirement date until the date he or she becomes eligible to receive Allstate retirement benefits. Of the Named Executive Officers, only Mr. Smith is currently eligible to receive this bridge benefit. If, for example, Mr. Smith had retired at December 31, 2006, the benefit payable would have been approximately $2,900 per month until the earlier of the date he is eligible for Allstate retirement benefits and June 1, 2012. If Mr. Smith retires after June 1, 2012, no benefit will be due to him from the Additional Benefit Plan. Mr. Katkov is the only other Named Executive Officer who may be eligible to receive a future benefit from the Additional Benefit Plan. In order to receive this benefit, Mr. Katkov must continue to work at PMI until he attains 20 years of combined service (July 27, 2012). Assuming retirement at his earliest eligibility date, the benefit payable to Mr. Katkov would be approximately $230 per month until the earlier of the date eligible for Allstate retirement benefits and February 1, 2021.

[2]

The amounts reported in this column equal the present value of the accumulated benefit at December 31, 2006 for the Named Executive Officers under each plan. Pension values were calculated based on benefits payable at age 65, the earliest age at which unreduced benefits are payable under the plans. Calculation of present value reflects SFAS No. 158 pension obligation assumptions described in the notes to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, and reflects a present value rate of 5.20%. The SERP provides that where the accumulated benefits for an individual are less than the limits imposed by Section 415 of the Code, the benefits are transferred to the Retirement Plan. For the NEOs other than Messrs. Haughton and Smith, accumulated benefits under the SERP through December 31, 2006 have been transferred to the Retirement Plan and are included in the Retirement Plan amounts in this column.

[3]

In connection with his retirement as Chief Executive Officer in 2006, Mr. Haughton received these lump sum distributions in 2006 in settlement of his accumulated benefits under the Retirement Plan and SERP.

2006 Nonqualified Deferred Compensation

The Named Executive Officers are eligible to participate in the 2005 Officer Deferred Compensation Plan (which includes its predecessor plan), which permits each participant to elect to defer receipt, on a pre-tax basis, of part or all of his or her base salary and/or cash bonus to be earned in the coming year. There is a minimum deferral of the lesser of $5,000 or 5% of compensation but no maximum. Under the 2005 Officer Deferred Compensation Plan, PMI makes a matching contribution in PMI common stock equal to 25% of the amount a participant initially elects to defer into our common stock equivalent fund. The deferral election includes choices about the form of distributions of the participant’s plan account. The form of payment can be a lump sum in cash or up to ten annual cash installments, except that any 25% matching contribution is paid in shares of PMI common stock. The timing of distribution(s) is at the discretion of the participant, provided that, following a separation from service, death, disability or a change of control, the vested balance of the participant’s account is distributed. Certain participants are subject to a six-month delay in such distributions following separation from service pursuant to Section 409A of the Code. Participants may apply to the plan committee for withdrawal of their vested account balances in cases of severe financial hardship from illness or accident, or from a casualty loss of property or similar hardship.

Each participant chooses from among a group of deemed investments made available by the Company, including PMI common stock equivalents and the investments available in a typical stock brokerage account. Participants may change their investment elections at any time. The 25% matching contribution is made in common stock equivalents and vests after three years of continued employment, and in the event of death, disability or a change of control. PMI does not guarantee a minimum level of return for deferred compensation under the 2005 Officer Deferred Compensation Plan. The following table shows contributions, earnings, balances and distributions for each Named Executive Officer under the 2005 Officer Deferred Compensation Plan for 2006.

2006 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)[2]	Aggregate Earnings in Last FY ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
W. Roger Haughton	$0	$0	$417,639	$1,143,666	$3,658,656
L. Stephen Smith	439,667	109,917	261,408	0	2,063,035
Donald P. Lofe, Jr.	110,450	27,613	36,970	0	343,079
Bradley M. Shuster	247,500	61,888	321,184	0	2,287,244
Victor J. Bacigalupi	0	0	102,242	0	1,868,061
David H. Katkov	0	0	196,100	0	1,406,518

[1]	The amounts in this column are also included in the “Salary” and/or the “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table above.

[2]

Amounts in this column represent Company 25% matching contributions of PMI common stock equivalents, valued at the date of contribution. These contributions were also included in the “All Other Compensation Column” of the Summary Compensation Table above, but in that table were valued as of the closing market price of PMI common stock on December 29, 2006.

[3]

Aggregate earnings are calculated for each NEO by subtracting from his 2006 year-end account balance: (i) his contributions in 2006, (ii) PMI’s 25% matching contributions in 2006, (iii) any withdrawals during 2006, and (iv) the participant’s account balance as of December 31, 2005. Earnings include accrued dividends, stock price appreciation on PMI matching contributions, and the returns (including reinvestment of any dividends) on the investments chosen by each NEO. Earnings (other than the year-end stock values of PMI matching contributions in 2006) are not included in the Summary Compensation Table. The annual rates of return for the NEOs in 2006 were: Mr. Haughton—10%; Mr. Smith—21%; Mr. Lofe—22%; Mr. Shuster—19%; Mr. Bacigalupi—6%; and Mr. Katkov—16%.

Potential Payments Upon Termination Unrelated to a Change of Control

PMI has no employment or severance agreements with the Named Executive Officers other than the change of control agreements discussed in the section, Potential Payments in Connection with a Change of Control, below. The following table assumes a hypothetical termination unrelated to a change of control on December 29, 2006. As described in the notes to the following table, certain PMI plans provide benefits upon termination of employment in certain circumstances. It is assumed that base salary, accrued vacation and bonuses earned up to the termination date are paid. As he retired prior to December 29, 2006, Mr. Haughton is not included in the table below. See, with respect to Mr. Haughton, note 1 to the table.

Under the 2005 Officer Deferred Compensation Plan, upon termination of employment for any reason, a participant’s account balance is distributed. Distributions due to termination of employment are deferred for six months for certain participants pursuant to Section 409A of the Code. See the 2006 Nonqualified Deferred Compensation Table, above, for 2006 year-end NEO aggregate balances.

Name[1]	Reason	Retirement Plan[2]	SERP	Stock Options[3]	Restricted Stock[3]
L. Stephen Smith	Involuntary NFC,* Voluntary or Cause	$1,661,146	$3,702,932	$—	$—
	Death	1,723,022	815,709	401,998	2,358,500
	Disability	1,661,146	3,702,932	401,998	2,358,500
	Early Retirement	1,661,146	3,702,932	401,998	—
	Normal Retirement	1,283,214	2,967,986	401,998	—

Donald P. Lofe, Jr.	Involuntary NFC,* Voluntary or Cause	$—	$—	$—	$—
	Death	—	—	211,050	1,179,250
	Disability	—	—	211,050	1,179,250
	Early Retirement	—	—	—	—
	Normal Retirement	—	—	—	—

Bradley M. Shuster	Involuntary NFC,* Voluntary or Cause	907,007	$—	$—	$—
	Death	373,783	—	255,269	2,358,500
	Disability	907,007	—	255,269	2,358,500
	Early Retirement	—	—	—	—
	Normal Retirement	907,007	—	—	—

Victor J. Bacigalupi	Involuntary NFC,* Voluntary or Cause	1,596,053	$—	$—	$—
	Death	—	—	200,598	1,179,250
	Disability	1,596,053	—	200,598	1,179,250
	Early Retirement	1,596,053	—	200,598	—
	Normal Retirement	1,424,759	—	200,598	—

David H. Katkov	Involuntary NFC,* Voluntary or Cause	810,043	$—	$—	$—
	Death	333,824	—	200,999	1,179,250
	Disability	810,043	—	200,999	1,179,250
	Early Retirement	—	—	—	—
	Normal Retirement	810,043	—	—	—

*	Not for cause

[1]

In connection with his retirement as Chief Executive Officer, in 2006 Mr. Haughton received distributions under the Retirement Plan and SERP of $1,978,163 and $11,957,128, respectively, and an initial distribution of $1,143,666 of his aggregate account balance under the 2005 Officer Deferred Compensation Plan. Options to purchase 78,200 shares of PMI common stock at an exercise price of $43.15 per share also vested upon retirement.

[2]

If a participant with vested retirement benefits terminates employment prior to early or normal retirement age, upon reaching normal retirement age, he or she will receive normal (un-reduced) retirement benefits. While the retirement benefit is reduced for early retirement, it starts earlier and continues for a longer period of time, and the present value of such benefits includes the extended benefit payment period. The Retirement Plan offers a spousal death benefit in the event a vested employee dies during employment. The bridge benefit described in footnote No. 1 to the 2006 Pension Benefits Table is not included in the amounts in this table. At December 29, 2006, Messrs. Smith and Bacigalupi had vested benefits and were eligible for early retirement but not yet eligible for normal retirement. Messrs. Shuster and Katkov had vested benefits but were not yet eligible for early retirement or normal retirement. Mr. Lofe’s retirement benefits had not yet vested.

[3]

Stock options and restricted stock values are based upon the closing market price of PMI common stock on December 29, 2006, which was $47.17 per share. Options are valued at the market price less the exercise price and restricted stock is valued at the full market price. The Equity Incentive Plan provides that, upon termination of service due to retirement, death or disability, all outstanding stock options held by a participant become 100% vested and immediately exercisable. “Retirement” includes termination of service on or after age 65, termination of service on or after age 55 provided that the participant has at least ten years of “Vesting Service” as defined in the Retirement Plan, or termination of service approved by the Company as an early retirement. Outstanding restricted stock awarded to the NEOs does not vest upon retirement.

Potential Payments in Connection with a Change of Control

PMI has entered into change of control agreements (“Agreements”) with all of our Named Executive Officers. Generally, severance benefits will be triggered under the Agreements if a change of control occurs and the executive’s employment is terminated: (a) by the executive for “good reason,” as defined in the Agreements, during the three year period following a change of control; (b) by PMI (or a successor) other than for “cause,” death or “disability,” as defined in the Agreements, during the three year period following a change of control; or (c) by the executive for any reason during the 30 day period following the one year anniversary of a change of control.

“Good reason” is defined in the Agreements to include: (i) the assignment of any duties inconsistent in any substantial respect with the executive’s position, authority, duties or responsibilities, or any other substantial diminution in such position, authority, duties or responsibilities; (ii) failure of PMI to comply with compensation and benefits commitments; (iii) relocation or substantial increase in travel; (iv) a purported termination of the Agreement by PMI other than in accordance with the Agreement; or (v) PMI’s failure to require any successor to comply with the Agreement. “Cause” means the willful and continued failure of the executive to perform his or her duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to PMI.

Under the Agreements, “change of control” generally means the earliest to occur of: (a) the acquisition of 20% or more of the then outstanding shares of PMI’s common stock (excluding acquisition directly from PMI, or by any employee benefit plan sponsored or maintained by PMI); (b) the failure of the current Board members to constitute at least a majority of the Board (excluding individuals whose election to the Board was approved by the current Board); (c) consummation by PMI of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of PMI or the acquisition of assets of another entity unless, following such business combination, certain conditions are met; or (d) the approval by PMI’s stockholders of a complete liquidation or dissolution of PMI.

Payments and benefits payable under the Agreements in the event of a qualifying termination include a lump-sum cash payment of the aggregate of the following amounts: (i) the sum of the executive’s annual base salary through the date of termination; (ii) a pro rata bonus for the portion of the year during which termination occurs equal to the greater of the executive’s highest bonus earned under our annual incentive plans for the last three full fiscal years preceding the change of control and the executive’s annual bonus earned during the last fiscal year prior to termination (such greater amount, the “Highest Annual Bonus”); (iii) any compensation previously deferred by the executive; (iv) any accrued vacation pay; (v) up to three times (the “multiplier”) (depending on the executive involved) the sum of the executive’s annual base salary and the Highest Annual Bonus; (vi) the difference between the aggregate benefit under PMI’s Retirement Plan and PMI’s SERP benefit which the executive would have accrued (whether or not vested) had the Executive’s employment continued for up to three years (depending on the executive involved) after the date of termination, and the actual vested benefit under such plans as of the date of the executive’s termination of employment; (vii) credit of up to three years (depending on the executive involved) for purposes of eligibility for retiree medical benefits, although executives who are at least age 50 on the date of termination are deemed to be eligible for retiree medical benefits; (viii) continuation of welfare benefit plan coverage for up to three years (depending on the executive involved); and (ix) outplacement services not to exceed 15% of base salary, capped at $25,000. Under certain circumstances following a change of control, a portion of the present value of the benefits payable either under the Agreement or otherwise, or upon the acceleration of the vesting of all outstanding stock options, restricted stock and performance shares could be subject to a 20% excise tax under the Code, and be nondeductible by PMI. PMI has agreed to reimburse the executives for any such excise taxes, together with any additional excise or income taxes resulting from such reimbursement, whether or not the employment of the Executive has been terminated; provided, however, that if the change of control payments and benefits exceed the applicable excise tax safe harbor by 10% or less, the change of control payments and benefits will be reduced below the safe harbor to avoid application of the excise tax and gross up.

The health benefits provided to executives under the Agreements are secondary to other health benefits to which an executive becomes eligible upon re-employment. The Agreements are administered pursuant to Section 409A of the Code. Under the Agreements, the executives are subject to a confidentiality covenant.

Certain PMI benefit plans provide for the acceleration of benefits upon a change of control without an adverse change in employment. In addition, upon a change of control, the Company is obligated to set aside assets into a “rabbi trust” for the payment of benefits under the SERP. The Equity Incentive Plan provides that, upon a change of control, outstanding equity awards generally become 100% vested. Under the Equity Incentive Plan, the term “change of control” is generally the same as that for the Agreements. The Officer Deferred Compensation Plan, in effect prior to 2005 and generally not subject to Section 409A of the Code, and the 2005 Officer Deferred Compensation Plan, each provide that, upon a change of control, a participant’s deferred compensation account will be distributed in full. The definition of “change of control” contained in the pre-2005 Plan is generally the same as that for the Agreements. Under the 2005 Plan, the term “change of control” is as defined in Section 409A of the Code. See the 2006 Nonqualified Deferred Compensation Table, above, for 2006 year-end NEO aggregate balances.

The following table assumes hypothetical termination of employment and change of control dates of December 29, 2006. Base salary and accrued vacation are assumed to be paid to the date of termination. As he retired prior to December 29, 2006, Mr. Haughton is not included in the table.

Name	Reason[1]	Cash Severance[2]	Bonus[2]	Retirement Plan and SERP[3]	Equity Acceleration[4]		Health Premiums	Out-Placement	Excise Tax Gross-Up
					Stock Options	Restricted Stock
L. Stephen Smith	Good Reason or Involuntary NFC	$4,358,100	$767,700	$9,965,079	$401,998	$2,358,500	$38,187	$25,000	$4,718,461
	Cause			5,364,078	401,998	2,358,500
	Death		767,700	2,538,731	401,998	2,358,500
	Disability or Voluntary		767,700	5,364,078	401,998	2,358,500
	Early Retirement		767,700	5,364,078	401,998	2,358,500
	Normal Retirement		767,700	4,251,200	401,998	2,358,500

Donald P. Lofe, Jr.	Good Reason or Involuntary NFC	$2,003,125	$411,250	$ 472,336	$211,050	$1,179,250	$40,673	$25,000	$1,588,167
	Cause				211,050	1,179,250
	Death		411,250		211,050	1,179,250
	Disability or Voluntary		411,250		211,050	1,179,250

Bradley M. Shuster	Good Reason or Involuntary NFC	$2,763,000	$506,000	$2,158,719	$255,269	$2,358,500	$33,389	$25,000	$2,163,091
	Cause			907,007	255,269	2,358,500
	Death		506,000	373,783	255,269	2,358,500
	Disability or Voluntary		506,000	907,007	255,269	2,358,500
	Normal Retirement		506,000	907,007	255,269	2,358,500

Victor J. Bacigalupi	Good Reason or Involuntary NFC	$2,184,710	$409,440	$2,503,331	$200,598	$1,179,250	$16,623	$25,000	$1,927,022
	Cause			1,596,053	200,598	1,179,250
	Death		409,440		200,598	1,179,250
	Disability or Voluntary		409,440	1,596,053	200,598	1,179,250
	Early Retirement		409,440	1,596,053	200,598	1,179,250
	Normal Retirement		409,440	1,424,759	200,598	1,179,250

David H. Katkov	Good Reason or Involuntary NFC	$2,230,449	$353,483	$1,358,197	$200,999	$1,179,250	$23,373	$25,000	$1,791,395
	Cause			810,043	200,999	1,179,250
	Death		353,483	333,824	200,999	1,179,250
	Disability or Voluntary		353,483	810,043	200,999	1,179,250
	Normal Retirement		353,483	810,043	200,999	1,179,250

[1]	NFC means not for cause. For purposes of this table, “Good Reason” includes the executive’s voluntary resignation during a 30-day window after twelve months have elapsed from the change of control.

[2]	Values shown are based upon NEO’s salary at 2006 year-end and highest bonus paid in the three years ended December 31, 2006.

[3]	See note 2 to the above table, Potential Payments Upon Termination Unrelated to a Change of Control.

[4]

Stock option and restricted stock values are based upon the closing market price of PMI common stock on December 29, 2006, $47.17 per share. Stock options are valued at the market price less the exercise price; restricted stock is valued at the market price.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)[1]
Equity compensation plans approved by security holders (i.e., Equity Incentive Plan, ESPP and 2005 Officer Deferred Compensation Plan)	6,326,883	$35.26	5,214,436
Equity compensation plans not approved by security holders	N/A

[1]

This amount includes 561,600 shares available for issuance under the Employee Stock Purchase Plan (“ESPP”) and 158,099 shares available for issuance as a Company match under the 2005 Officer Deferred Compensation Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006, the following directors served as members of the Compensation Committee of the Board of Directors: Raymond L. Ocampo Jr., Chair, Louis G. Lower II, Vice Chair, Steven L. Scheid, Richard L. Thomas (until his retirement from the Board May 18, 2006) and Ronald H. Zech. There were no interlocks or insider participation transactions or relationships among the Committee members and the Company during the past fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no reportable related person transactions. The Board of Directors has adopted a written policy for the review of transactions with related persons. The policy requires the Governance and Nominating Committee’s review, approval or ratification of any transactions between PMI and related persons. The policy defines “related person” to include directors, nominees for director, executive officers, holders of more than 5% of PMI’s outstanding common stock and members of their immediate families. In deciding whether to approve, ratify or deny a transaction, the Committee reviews all the relevant facts of a transaction and determines whether a given transaction is consistent with the best interests of PMI and its stockholders, applying the following factors, among others:

•	whether the terms of the transaction are fair to PMI and on terms at least as favorable as would apply of the transaction did not involve a related person;

•	whether there are demonstrable business reasons for PMI to enter into the transaction;

•	whether the transaction would impair the independence of a non-management director; and

•	whether the transaction would present a conflict of interest for the related person.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of: (i) the integrity of PMI’s consolidated financial statements, (ii) PMI’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’ qualifications and independence, and (iv) the performance of the independent registered public accounting firm and PMI’s internal audit function; and to prepare this report. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent” as required by applicable listing standards of The New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission.

The Audit Committee Charter, a copy of which is attached to this Proxy Statement as Appendix B, is reviewed at least annually by the Audit Committee and specifies the scope of the Audit Committee’s responsibilities. As set forth in the Charter, management is responsible for the preparation, presentation and integrity of our consolidated financial statements, our accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. PMI’s independent registered public accounting firm is responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed PMI’s audited consolidated financial statements for the year ended December 31, 2006 and related controls, compliance and other matters with management and the independent auditor. These discussions included those matters required to be discussed by Statement on Auditing Standards No. 61 (as amended), Communication with Audit Committees, SEC Rules, and other professional standards, as currently in effect. The Audit Committee also has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the auditors the auditors’ independence. The Committee also reviewed management’s report on its assessment of the effectiveness of PMI’s internal control over financial reporting and the independent registered public accounting firm’ report on management’s assessment and the effectiveness of PMI’s internal control over financial reporting.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not necessarily experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that our consolidated financial statements are fairly stated in all material respects, that the audit of our consolidated financial statements has been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in accordance with generally accepted accounting principles or that our auditors are in fact “independent.”

In reliance upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and as set forth in the Charter, the Audit Committee recommended to the Board of Directors that PMI’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CARMINE GUERRO, CHAIR

MARIANN BYERWALTER, VICE CHAIR

DR. JAMES C. CASTLE

JOHN D. ROACH

MARY LEE WIDENER

ITEM 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2007. During 2006, Ernst & Young LLP audited our consolidated financial statements and performed certain audit, audit-related, tax and other services under an agreement that was subject to alternative dispute resolution procedures and an exclusion of punitive damages with respect to both parties. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. This proposal is presented to the stockholders in order to permit them to participate in the selection of our auditors. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will consider the appointment of other auditors; however, the Audit Committee reserves the right to retain Ernst & Young LLP regardless of stockholder ratification.

Under the Audit Committee Charter, the Audit Committee is directly responsible for the appointment, termination, compensation and oversight of the work of Ernst & Young LLP (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. Ernst & Young LLP reports directly to the Audit Committee. To ensure auditor independence with regard to services performed and to comply with the Sarbanes-Oxley Act of 2002 and the rules of SEC and the New York Stock Exchange, the Audit Committee has established detailed policies and procedures specifying services that may be performed by Ernst & Young LLP for PMI and its subsidiaries. These policies and procedures further require the pre-approval of specified services to be performed by Ernst & Young LLP. Pursuant to such policies and procedures, the Audit Committee has delegated to the Audit Committee Chair, or in the event the Chair is unavailable, the Vice Chair, the authority to pre-approve the engagement of Ernst & Young LLP to provide certain audit, audit-related, tax and other permitted non-audit services. Any pre-approval decisions by the Chair or Vice Chair must be reported to the Audit Committee at its next scheduled meeting. Additionally, an engagement letter satisfying specific requirements must be entered into before any such services may be provided by Ernst & Young LLP. PMI and its subsidiaries, and their officers and financial staff, are further precluded under the policies and procedures from engaging Ernst & Young LLP to provide any services that are prohibited by the SEC, or that would impact the independence of Ernst & Young LLP under the standards of the Public Company Accounting Oversight Board. No services were approved pursuant to the “de minimis” services safe harbor exception in 2006.

AUDIT FEES.    Fees for audit services totaled approximately $3,616,000 for the year ended December 31, 2006 and approximately $2,724,000 for the year ended December 31, 2005. The fees paid in each year primarily related to the annual audits of PMI and its subsidiaries, reviews of our quarterly reports on Form 10-Q, consents, comfort letter procedures, attestation on internal control over financial reporting required by section 404 of the Sarbanes-Oxley Act and audits of statutory financial statements required by state insurance departments and foreign regulatory bodies.

AUDIT-RELATED FEES.    Fees for audit-related services totaled approximately $276,000 for the year ended December 31, 2006 and approximately $461,000 for the year ended December 31, 2005. The fees paid in each year primarily related to due diligence in connection with acquisitions, actuarial opinions required by state insurance departments and foreign regulatory bodies and audits of PMI’s employee benefit plans.

TAX FEES.    Fees for tax services, including tax advice and tax planning, totaled approximately $50,000 for the year ended December 31, 2006 and approximately $55,000 for the year ended December 31, 2005. The fees paid in each year primarily related to tax compliance services.

ALL OTHER FEES.    Fees for all other services not included above totaled approximately $33,000 for the year ended December 31, 2006 and approximately $20,000 for the year ended December 31, 2005. The fees paid in each year principally related to Board and Board committee self-assessment survey compilation, a subscription for an accounting research tool and certain compliance reviews.

The Audit Committee believes that the provision of the services described above is compatible with the auditors’ independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007.

OTHER MATTERS

The Board of Directors does not know of any matters to be acted upon at the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. However, as to any other business that may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies in consultation with the Board of Directors.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Stockholders are entitled to present proposals for action at a forthcoming stockholders’ meeting if they comply with the requirements of our bylaws and the proxy rules promulgated by the SEC. Proposals of stockholders intended for presentation at the 2008 Annual Meeting must be received by PMI for consideration for inclusion in its proxy statement and form of proxy relating to that meeting by December 12, 2007. Such proposals should be sent in writing by certified mail to the Secretary of PMI at 3003 Oak Road, Walnut Creek, California 94597. Faxed proposals will not be accepted.

In accordance with our bylaws, in order to be properly brought before the 2008 Annual Meeting, a stockholder’s notice of the matter the stockholder wishes to present must be delivered to the Secretary of PMI not less than 90 days or more than 120 days prior to the first anniversary of the date of this year’s Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our bylaws must be received by PMI not before January 18, 2008, nor later than February 17, 2008, to be timely for consideration at the 2008 Annual Meeting. In addition, such proposals and nominations must contain certain information as set forth in our bylaws. You may request a copy of our bylaws by submitting a request in writing to the Secretary of PMI. Proposals and nominations should be sent in writing by certified mail to the Secretary of PMI at 3003 Oak Road, Walnut Creek, California 94597. Faxed proposals or nominations will not be accepted.

April 11, 2007

Copies of this Proxy Statement and of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 are available by visiting our investor relations website at www.pmigroup.com or free of charge by writing to the Investor Relations Department of PMI at 3003 Oak Road, Walnut Creek, California 94597.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

APPENDIX A:

THE PMI GROUP, INC.

BOARD OF DIRECTORS GUIDELINES ON

SIGNIFICANT CORPORATE GOVERNANCE ISSUES

(Revised February 2007)

1.	Director Duties and Responsibilities

The basic responsibility of the directors is to exercise their business judgment in good faith to act in what they reasonably believe to be the best interests of the Company. In discharging that obligation, directors should be entitled to rely on the honesty and integrity of their fellow directors and the Company’s senior executives and outside advisors and auditors. Directors are expected to attend the Company’s annual shareholders’ meeting, Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

2.	Chairman of the Board and Chief Executive Officer Positions

The Board remains free to decide whether the positions of Chairman of the Board (the “Chairman”) and Chief Executive Officer should be held by the same person. The Board will thus be in position to determine the best arrangement for the Company and its shareholders, given the changing circumstances of the Company and the composition of the Board.

3.	Standing Committees of the Board

The Board has the following standing committees: the Audit Committee, Compensation Committee, Financial Guaranty Oversight Committee, Governance and Nominating Committee, and Investment and Finance Committee. The Board may at any time form a new committee or disband an existing committee, other than a standing committee. Only independent directors may serve on the Audit, Compensation, Governance and Nominating and Investment and Finance committees.

4.	Assignment and Rotation of Committee Members

The Governance and Nominating Committee, with the concurrence of the Chairman, recommends to the Board, and the Board designates, the members and the chair(s) of the committees, except for the Governance and Nominating Committee, taking into account the preferences and experience of the individual directors. The Chairman recommends to the Board of Directors an individual to serve as Chair of the Governance and Nominating Committee, and those two individuals shall recommend to the Board of Directors other individuals to serve as members of the Governance and Nominating Committee. A majority of independent directors, other than members of the Governance and Nominating Committee, elect the Chair and other members of the Governance and Nominating Committee.

The Board reviews committee membership annually and considers whether membership of any committee should be changed. There are no fixed terms for committee membership. Committee chairs shall serve for a term of up to three years.

5.	Committee Meetings

Committee meetings are generally scheduled to coincide with regular Board meetings. The chair of any committee may call additional meetings as needed.

6.	Committee Agendas

The chair of each committee, in consultation with the appropriate officers and staff, develops the committee’s agenda. Directors may suggest additional agenda items and may raise at any meeting subjects that are not on the agenda.

7.	Agendas for Board Meetings

The Chairman of the Board establishes, and the Chair of the Governance and Nominating Committee as presiding director at the Board’s executive sessions shall review, the agenda for each Board meeting. Directors may suggest additional agenda items and may raise at any meeting subjects that are not on the agenda.

At least one Board meeting each year, normally in January or February, will be devoted to a review of the Company’s annual plan. The long-term strategic plan will be reviewed annually. One Board meeting will be in conjunction with the annual shareholders’ meeting.

8.	Board Materials Review and Distribution

Information that is important to the Board’s or a committee’s understanding of the business to be conducted is distributed to the members in advance of each meeting. Such information is presented in a concise manner, while still providing the necessary information. This permits more meeting time to be spent on discussion and questions from directors. If the subject is too sensitive to be distributed in writing, the presentation will be made at the meeting. Board members are expected to review the materials in advance of the meeting and contact senior management, if appropriate, with requests for additional information if needed.

9.	Executive Sessions of Non-Management Directors

At a minimum, the non-management directors meet in executive sessions at each regularly scheduled Board meeting. The Chair of the Governance and Nominating Committee chairs the executive sessions of the non-management directors.

10.	Board Access to Senior Management

Board members may initiate contact with the Company’s management.

The Chief Executive Officer invites key members of management to regularly attend Board meetings so that they may provide additional insight into the items being discussed. The Board expects that management will use this process to give exposure to managers with senior management potential.

11.	Board Compensation Review

At least bi-annually, an outside consultant prepares a report for the Governance and Nominating Committee on the status of the Company’s Board compensation in relation to other industry and peer companies.

The form and amount of Board compensation are proposed from time to time by the Governance and Nominating Committee, and are subject to discussion and concurrence by the Board. Such compensation will be set in accordance with the policies and principles established by the Governance and Nominating Committee and the Board of Directors in accordance with the listing standards of the New York Stock Exchange and applicable laws and regulations.

12.	Size of the Board

The Board believes that 9 to 15 members is the optimum size range for this Board.

13.	Composition of the Board

The Board will have a majority of directors who meet the Company’s criteria for independence, as well as the listing standards of the New York Stock Exchange and applicable laws and regulations. The Board believes that in most situations the Chief Executive Officer should be the only employee-director, but certain circumstances may warrant the addition of not more than a few others.

14.	Corporate Governance

The Governance and Nominating Committee develops and monitors the Company’s governance practices and procedures and directors’ responsibilities in consultation with the Chairman, senior management and outside advisors, and subject to the concurrence of the Board of Directors.

15.	Board Guidelines on Non-Management Director Independence

The Governance and Nominating Committee oversees the Board’s annual review of the independence of all non-management directors. In accordance with the listing standards of the New York Stock Exchange, to be considered independent a non-management director must be determined by the Board to have no material relationship with the Company (either directly or as a partner, shareholder or officer of a company that has a relationship with the Company) other than as a director. The Board has established the guidelines set forth in Appendix A to assist it in its determinations of director independence. The approval of the Governance and Nominating Committee shall be required for any new arrangement with the Company which would provide for payment by the Company to, or to the Company from, a non-management director, the director’s immediate family member or any entity (including a non-profit organization) affiliated with the director or family member. For purposes of these guidelines, “affiliated entity” shall mean one in which a director or immediate family member owns 10% or more or is an executive officer or general partner.

16.	Director’s Ownership of Shares

Each director is expected, over time, to accumulate and retain common shares that have a market value equal to a minimum of 5x the annual cash retainer. Stock owned for purposes of this guideline includes: (a) common stock, including shares held in a retirement plan, (b) common stock equivalents held in connection with The PMI Group, Inc. Directors’ Deferred Compensation Plan, (c) vested stock options that have an exercise price below the current market price for the Company’s common stock (and such vested options are valued at the amount by which the common stock market price exceeds the options’ exercise price), and (d) stock units. Ownership guidelines are reviewed concurrently with a review of Board compensation.

17.	Resignation or Retirement of Officers as Board Members

A director who is also an officer of the Company or any of its subsidiaries shall resign from the Board when he or she resigns or retires as an officer.

18.	Board Membership Criteria

The Board establishes the criteria for identifying individuals qualified to become Board members. The minimum criteria for selecting director nominees include, but are not limited to, the following:

a)	Highest standards of personal character, conduct and integrity.

b)	An understanding of the interests of shareholders, customers, employees, suppliers, communities and the general public, and the intention and ability to act in the interests of all shareholders.

c)	Experience in a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government, not-for-profits or academia.

d)	The ability to understand and exercise sound judgment on issues related to the Company.

e)	A willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings.

f)	Free of interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest.

19.	Selection of New Director Candidates

It is the responsibility of the Governance and Nominating Committee to identify and recommend nominees for director positions to the Board, which shall in turn submit its recommendations to the shareholders for election. The Governance and Nominating Committee considers candidates recommended by directors and shareholders consistent with the By-laws of the Company. Shareholders may submit written recommendations for nominees to the Chair of the Governance and Nominating Committee in care of the Company’s Secretary. The Governance and Nominating Committee shall generally decline to recommend any new non-employee candidate who would not be deemed independent under the independence guidelines set forth in Appendix A.

20.	Extending the Invitation to a New Potential Director

An invitation to stand for election to the Board may be extended by the Board itself, through its authorized delegates, which in most instances will be the Chair of the Governance and Nominating Committee.

21.	Assessing Board and Committee Performance

On behalf of the Board, the Governance and Nominating Committee oversees an annual evaluation of the Board’s performance and reports the results of such evaluation to the Board, preferably in the last quarter of the year. Each standing committee will perform an annual evaluation of its effectiveness. The results of these evaluations will be discussed with the full Board.

22.	Voting for Directors

Any director nominee in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation to the Chairman of the Board promptly following certification of the shareholder vote. The Governance and Nominating Committee shall promptly consider the resignation submitted and recommend to the Board whether to accept it, conditionally accept it, or reject it. When formulating its recommendation, the Governance and Nominating Committee shall consider all factors deemed relevant by the members of the Governance and Nominating Committee including, without limitation, the stated reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, and these Guidelines on Significant Corporate Governance Issues.

The Board will act on the Governance and Nominating Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting where the election occurred. In considering the Governance and Nominating Committee’s recommendation, the Board will consider the factors considered by the Governance and Nominating Committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the recommendation, the Company will promptly publicly disclose the Board’s decision whether to accept, conditionally accept or reject the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the Securities and Exchange Commission.

To the extent that one or more directors’ resignations are accepted by the Board, the Governance and Nominating Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this provision will not participate in the Governance and Nominating Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Governance and Nominating Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the independent directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election will appoint a Board committee among themselves solely for the purpose of considering the tendered resignations and recommending to the Board whether to accept, conditionally accept or reject them. This Board committee may, but need not, consist of all of the independent directors who did not receive a greater number of votes “withheld” from their election than votes “for” their election or who were not standing for election.

This corporate governance guideline will be summarized or included in each proxy statement relating to an election of directors of the Company.

23.	Directors Who Change Their Present Job Responsibilities

Directors who change their principal employment or other responsibilities are expected to offer to resign from the Board. While such a resignation may not be accepted, the practice provides an opportunity for the Board, initially through the Governance and Nominating Committee, to review the appropriateness of the member’s continued membership on the Board.

24.	Term Limits

While the Board has not established term limits, the Governance and Nominating Committee, in consultation with the Chairman, will periodically review each director’s continuation on the Board.

25.	Retirement Age

A director may not stand for re-election in the calendar year following the date of his or her 72nd birthday. The age limit may be waived upon the recommendation of the Chairman and CEO and the Governance and Nominating Committee, subject to approval of the Board.

26.	Formal Evaluation of the Chief Executive Officer

The Board performs an annual evaluation of the Chief Executive Officer. The Governance and Nominating Committee provides a written assessment of the Chief Executive Officer as part of the Board’s annual evaluation. The results of the evaluation are communicated to the Chief Executive Officer by one or more of the directors.

The evaluation is based on broad-based objective criteria such as the Company’s overall performance, accomplishment of long-term strategic objectives, leadership development, and other factors deemed relevant by the Governance and Nominating Committee.

The evaluation is used by the Compensation Committee in its annual review of the compensation of the Chief Executive Officer.

27.	Succession Planning

The Chief Executive Officer reports annually to the full Board on succession planning. The Chief Executive Officer also communicates to the full Board his or her current recommendation as to a successor in case the Chief Executive Officer becomes unable to perform his or her duties. The Board’s succession planning review should include policies and principles for Chief Executive Officer selection and performance review, including the evaluation of potential successors to the Chief Executive Officer and policies regarding succession in the event of an emergency or the retirement of the Chief Executive Officer.

28.	Communicating with Directors

The Audit Committee and the Board have established procedures to enable shareholders, employees and third parties to communicate with the Board, the presiding director of the Board or a particular Board committee, including the Audit Committee. All such communications, whether by letter, email or telephone, will be received by the General Counsel of the Company, who will forward them to the intended or appropriate recipients. Contact information and a description of the procedures for handling these communications is published in the proxy statement for each annual meeting and posted on the Company’s internet website.

29.	Non-Management Director Communications with Institutional Investors, the Press and Members of the Public

Management appoints persons to interact with institutional investors, the press and members of the public. Non-management directors ordinarily do not communicate directly with these constituencies about Company matters, unless requested to do so by the Board or management.

30.	Director Education/Orientation

Directors are strongly encouraged to attend annually a director education program. The Company shall reimburse the directors for all reasonable expenses incurred with attendance at such program. New directors shall participate in an orientation program including presentations by senior management conducted no later than two months after the time the new director joins the Board.

31.	Shareholder Rights Plan

Only non-management directors may participate in the review, discussion and voting concerning a shareholder rights plan.

32.	Independent Advisors

The Board and each committee have the power to hire at the expense of the Company independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance.

APPENDIX A TO

THE PMI GROUP, INC. BOARD OF DIRECTORS GUIDELINES ON

SIGNIFICANT CORPORATE GOVERNANCE ISSUES

Board Guidelines on Non-Management Director Independence

The PMI Group, Inc. Board of Directors has established the following guidelines to assist in its determinations of director independence.

Part A below sets out categories of relationships that are deemed material for the purposes of determining director independence. If a director has a relationship that falls within Part A, that director will not be considered independent. Part B sets out categories of relationships that are deemed categorically immaterial for the purposes of determining director independence. The fact that a particular relationship either is not addressed or exceeds the thresholds in Part B does not create a presumption that the director is or is not independent. In that case, the Board will determine, after taking into account all relevant facts and circumstances, whether such relationship is material.

A.	Impairment of Independence

1.	A director is not independent if:

(a)	the director is or was employed by The PMI Group, Inc. (together with its consolidated subsidiaries, the “Company”) within the last three years;

(b)	an “immediate family member” of the director, as that term is defined by the NYSE, is or was employed by the Company as an executive officer within the last three years;

(c)	the director (i) is currently a partner or employed by the Company’s independent auditor or internal auditor or (ii) was a partner or employee of such firm and personally worked on the Company’s audit within the last three years;

(d)	an immediate family member of the director (i) is a current partner of the Company’s independent auditor or internal auditor, (ii) is a current employee of the Company’s independent auditor or internal auditor and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (iii) was a partner or employee of such firm and personally worked on the Company’s audit within the last three years; or

(e)	the director, or an immediate family member of the director, is or was within the last three years employed as an executive officer by a company at the same time when a PMI executive officer serves or served on that company’s compensation committee.

2.	A director is not independent if, during any 12-month period within any of the preceding three years, the director or an immediate family member has received from the Company more than $100,000 in direct compensation, which shall not include: (a) director or committee fees and pension or other forms of deferred compensation for prior service; provided that such compensation is not contingent on continued service; (b) compensation for former service as an interim chairman or CEO or other executive officer; and (c) compensation received by an immediate family member for service as an employee at a level below executive officer. Audit Committee members, however, may not have any direct or indirect financial relationship with the Company other than as directors. Audit Committee members may receive directors’ fees in the form of cash, stock, stock units, stock options, deferred compensation, or other in-kind consideration ordinarily available to directors, as well as regular benefits that other directors receive.

3.	A director is not independent if the director is currently employed, or has an immediate family member currently employed as an executive officer, by another company, including a tax exempt organization, that has made payments to or received payments from the Company for property or services in an amount that exceeds, in any of the last three fiscal years of such company, the greater of $1 million or 2% of the other company’s consolidated gross revenues.

B.	Categorical Standards of Independence

The following are categorically immaterial relationships for purposes of determining a director’s independence:

(a)	the director, a family member of the director, or an entity in which the director or a family member is an employee, partner, trustee or shareholder, has been indebted to the Company in an amount equal to or less than $120,000 at any time during the past fiscal year through the date of determination of independence. For this purpose, debt in the ordinary course of business shall not be counted.

(b)	the Company has been indebted to the director, a family member of the director, or an entity in which the director or family member is an employee, partner, trustee or shareholder, in the past fiscal year in an amount less than 1% of the total consolidated assets of the Company.

(c)	the director or a director’s family member serves as an employee, director or trustee of a tax-exempt organization and the Company’s contributions to the organization (excluding Company automatic matching of employee contributions) in any fiscal year are equal to or less than the greater of $1 million or 2% of that organization’s consolidated gross revenues.

(d)	the director or a family member has received an amount equal to or less than $120,000 in direct or indirect compensation from the Company in any fiscal year, excluding director or committee fees (whether in the form of cash or equity) and a director’s pension or other forms of deferred compensation for prior service that are not contingent on continued service.

(e)	the director or a family member currently serves as an executive officer or director of a company that has made payments to or received payments from the Company for property, goods or services in one or more business transactions in an amount in any fiscal year that is less than the greater of $1 million or 2% of the other company’s consolidated gross revenues.

(f)	the director or a family member is currently employed in a non-executive capacity by a company that has made payments to or received payments from the Company in any fiscal year for property, goods or services.

(g)	the director or a director’s family member is currently employed, or is a director or partner of an entity that provides goods or services to a trade or professional association, or tax-exempt organization of which the Company, its affiliates, directors or employees is a member, so long as (i) the Company or its affiliates, directors or employees do not have sole discretion over the engagement of such entity by such association or tax-exempt organization; and (ii) the director or director’s family member has no other relationship to such association or tax-exempt organization.

Notwithstanding the foregoing, no relationship shall be deemed categorically immaterial pursuant to this section that is required to be disclosed in SEC filings under Item 404 of Regulation S-K, as it may be amended from time to time.

APPENDIX B:

THE PMI GROUP, INC.

AUDIT COMMITTEE CHARTER

(Revised November 16, 2006)

The Audit Committee is a committee of members of the Board of Directors (the “Board”) of The PMI Group, Inc. (the “Company”) appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with management’s policies and procedures regarding legal and regulatory requirements and (3) the qualifications and independence of the external auditors and the performance of the Company’s internal audit function and independent external auditors.

The Audit Committee and its members shall meet the independence, experience and other requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). In particular, the Chairman of the Audit Committee shall have accounting or related financial management expertise. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Governance and Nominating Committee.

The Audit Committee shall have the authority to retain special legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee may also meet with the Company’s investment bankers or financial analysts who follow the Company.

The Audit Committee shall make regular reports to the Board and review its performance annually.

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter annually, recommend any proposed changes to the Board for approval and publish it in accordance with SEC regulations.

2.	Review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual report on Form 10-K and major issues regarding accounting and auditing principles and practices, including off-balance sheet structures, as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

3.	Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of estimates and judgments by management that would result in lower revenues and/or profits and in higher asset write-offs and /or greater liabilities on the Company’s financial statements and a description of any transactions as to which management obtained Statement on Auditing Standards No. 50 letters.

4.	Review with management and the independent auditor the effect of regulatory and accounting initiatives.

5.	Review with management and the independent auditor the Company’s quarterly financial statements (including the results of the independent auditors’ reviews of the quarterly financial statements) prior to the release of quarterly earnings, and in such event, the Audit Committee can be represented by its Chair.

6.	Review with management and the independent auditor the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s quarterly reports on Form 10-Q.

7.	Review disclosures made to the Audit Committee by the Company’s chief executive officer and financial officer during their certifications process for the annual report on Form 10-K and quarterly reports on Form 10-Q about (a) any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls, and (b) the adequacy of the design and operation of the Company’s disclosure controls and procedures.

8.	Meet periodically with management to review and discuss policies with respect to risk assessment and risk management, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

9.	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

10.	Be directly responsible for the appointment, termination, compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Audit Committee.

11.	Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, or establish policies and procedures for pre-approval, consistent with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission and the Public Company Accounting Oversight Board (“PCAOB”).

12.	Receive periodic reports from the independent auditor regarding the auditor’s independence in accordance with applicable standards, discuss such reports with the auditor, consider whether the provision of non-audit services is compatible with maintaining the auditor’s independence and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

13.	Review and discuss quarterly reports from the independent auditors, including on:

a.	All critical accounting polices and practices used by the Company.

b.	All material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors.

c.	Other material communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

14.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

15.	Ensure the rotation of audit partners (as defined by the Commission) as required by law.

16.	Approve in advance the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

17.	Discuss with the independent auditor issues upon which it consulted with its national office.

18.	Be directly responsible for the appointment, termination, compensation and oversight of the work of the internal auditors for the purpose of preparing or issuing an audit report or related work. The internal auditors shall report directly to the Audit Committee.

19.	Review the significant reports to management prepared by the internal auditors and management’s responses.

20.	Obtain from the independent auditor assurance that if it detects or becomes aware of any illegal act, the Audit Committee is adequately informed and provides a report if the independent auditors have reached specific conclusions with respect to such illegal acts, as described under Section 10A of the Private Securities Litigation Reform Act of 1995.

21.	Obtain reports from management, the Company’s internal auditors and the independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Business Ethics Handbook, including disclosures of affiliated party transactions.

22.	Discuss with the independent auditor the matters required to be discussed by the independent auditor regarding all relevant Statements on Auditing Standards, including but not limited to Statement on Auditing Standard No. 61, relating to the conduct of the audit.

23.	Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

24.	Review with the independent and internal auditors any problems or difficulties such auditors may have encountered and management’s response, as well as any management or other letter provided by the auditors and the Company’s response to that letter. Such review should include:

a.	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreement with management.

b.	Any changes required in the planned scope of the audits.

c.	The internal auditor’s responsibilities, budget and staffing.

25.	Prepare an audit committee report as required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

26.	Review with management and advise the Board with respect to the adequacy of, and compliance with, the Company’s policies and procedures regarding compliance with applicable laws and regulations and the Company’s guidelines for ethical conduct.

27.	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

28.	Meet at least quarterly, with agendas for such meetings prepared or approved in advance by the Audit Committee Chair, and with such meetings including separate executive sessions with the chief financial officer, the internal auditor and the independent auditor.

29.	Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Review and take appropriate action with respect to any such complaints or other submissions.

30.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry, investigation or inspection by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are fairly stated in all material respects in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibility of management and the independent auditor.

ANNUAL MEETING OF STOCKHOLDERS

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO

ATTEND THE ANNUAL MEETING OF THE PMI GROUP, INC.

THURSDAY, MAY 17, 2007

9:00 A.M.

THE PMI GROUP, INC.

FIRST FLOOR CONFERENCE CENTER

3003 OAK ROAD

WALNUT CREEK, CALIFORNIA 94597

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS CARD. IF YOU ARE A STOCKHOLDER OF RECORD, YOU MAY USE THE TOLL-FREE TELEPHONE NUMBER SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD TO AUTHORIZE A PROXY TO VOTE YOUR SHARES. YOU WILL REDUCE PMI’S EXPENSE IN SOLICITING PROXIES IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE.

THE PMI GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2007

The undersigned, revoking any proxy previously given, hereby appoints L. Stephen Smith and Victor J. Bacigalupi, or either of them, as Proxies, with full power of substitution, to represent and vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 17, 2007 at 9:00 a.m. Pacific time at 3003 Oak Road, Walnut Creek, California, or any adjournments or postponements thereof as designated on the reverse side, and upon any and all matters which may properly be brought before the Annual Meeting or any adjournments or postponements thereof. Receipt of the 2007 Notice of Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, this proxy will be voted “FOR ALL NOMINEES” for Proposal 1 and “FOR” Proposal 2, and in the discretion of the Proxies upon such other matters as may properly come before the Annual Meeting.

(Continued and to be signed on reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

THE PMI GROUP, INC.

May 17, 2007

PROXY VOTING INSTRUCTIONS

VOTE BY TELEPHONE

QUICK ** EASY ** IMMEDIATE

TO VOTE YOUR PROXY BY MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

PLEASE DO NOT RETURN THE

PROXY CARD IF VOTED BY TELEPHONE

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

¯      Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.       ¯

PROPOSALS 1 AND 2 ARE SUBMITTED BY THE PMI GROUP, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of 13 Directors:				2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES

    O  Mariann Byerwalter

    O  Dr. James C. Castle

    O  Carmine Guerro

    O  Wayne E. Hedien

    O  Louis G. Lower II

    O  Raymond L. Ocampo Jr.

    O  John D. Roach

    O  Dr. Kenneth T. Rosen

    O  Steven L. Scheid

    O  L. Stephen Smith

    O  José H. Villarreal

    O  Mary Lee Widener

    O  Ronald H. Zech

☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES
In their discretion, the Proxies are authorized to vote upon such
☐	FOR ALL EXCEPT			other business as may properly come before the meeting.
(See instructions below)
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.